UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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ANAPLAN, INC.

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ANAPLAN, INC.

50 Hawthorne Street

San Francisco, CA 94105

Supplement to Proxy Statement for

Special Meeting of Stockholders

This supplement (this “Supplement”) supplements the disclosures contained in the definitive proxy statement (the “Definitive Proxy Statement”), filed by Anaplan, Inc., a Delaware corporation (“Anaplan” or the “Company”), with the Securities and Exchange Commission (the “SEC”) on May 2, 2022 in connection with a special meeting of stockholders of the Company (the “Special Meeting”). The purpose of the Special Meeting is to consider and vote upon, among other things, the proposal to adopt the Agreement and Plan of Merger, dated as of March 20, 2022 (the “Original Merger Agreement”), as amended by that certain Amendment to the Agreement and Plan of Merger, dated as of June 6, 2022 (the “Amendment” and the Original Merger Agreement, as amended thereby and as it may be further amended from time to time, the “Merger Agreement”), by and among Alpine Parent, LLC, a Delaware limited liability company (“Parent”), and Alpine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Definitive Proxy Statement was first mailed to the stockholders of the Company on or about May 2, 2022.

This Supplement updates the Definitive Proxy Statement to reflect certain developments that occurred after the Definitive Proxy Statement was filed with the SEC on May 2, 2022. In particular, this Supplement describes (i) the terms of the Amendment, including the decrease in the merger consideration to $63.75 per share from $66.00 per share of Anaplan common stock and (ii) the Company’s adjournment of the Special Meeting to provide stockholders with time to review this Supplement and consider the proposal to adopt the Merger Agreement and the other matters to be considered at the Special Meeting.

The information contained in this Supplement speaks only as of June 10, 2022, unless the information specifically indicates that another date applies.

The Board of Directors of Anaplan (the “Board of Directors” or the “Anaplan Board”), after considering the factors more fully described in the Definitive Proxy Statement, as supplemented included by this Supplement, and after consultation with its independent legal and financial advisors, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, are advisable and fair to, and in the best interests of, Anaplan and Anaplan’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (iii) recommended that Anaplan’s stockholders approve the Merger and the adoption of the Merger Agreement and (iv) resolved that the Merger Agreement and the Merger shall be submitted to Anaplan’s stockholders for approval at a special meeting of Anaplan stockholders duly held in accordance with the DGCL and Anaplan’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws.

The enclosed Supplement and the Definitive Proxy Statement, filed with the SEC on May 2, 2022, provide detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Amendment is attached as Annex A to this Supplement. The Supplement and the Definitive Proxy Statement also describe the actions and determinations of the Anaplan Board in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the entire Supplement and the Definitive Proxy Statement and their respective annexes, including the Merger Agreement and the Amendment, carefully and in their entirety, as they contain important information. You may also obtain additional information about the Company from documents we have filed with the SEC.

The date of this Supplement is June 10, 2022.

EXPLANATORY NOTE

Except as described in this Supplement, the information provided in the Definitive Proxy Statement, dated May 2, 2022, previously mailed to stockholders of Anaplan on or about May 2, 2022, continues to apply. This Supplement, the annexes to this Supplement and the documents referred to in this Supplement should be read in conjunction with the Definitive Proxy Statement, the annexes to the Definitive Proxy Statement and the documents referred to in the Definitive Proxy Statement, each of which should be read in its entirety. To the extent that information in this Supplement differs from, updates or conflicts with information contained in the Definitive Proxy Statement, the information in this Supplement is more current and supersedes the information in the Definitive Proxy Statement. If you have any questions concerning the Merger, the Special Meeting, the accompanying Supplement or the Definitive Proxy Statement, would like additional copies of the Supplement or the Definitive Proxy Statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

509 Madison Avenue

Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 561-6945

Stockholders Call Toll Free: (800) 662-5200

Email: PLAN@investor.morrowsodali.com

This Supplement is being mailed to Company stockholders who are entitled to vote at the Special Meeting being held to consider, among other things, a proposal to approve the Merger Agreement. The Company intends to mail this Supplement and the accompanying proxy card on or about June 10, 2022 to all stockholders entitled to vote.

We urge you to read carefully this Supplement, together with the Definitive Proxy Statement.

FORWARD-LOOKING STATEMENTS

This Supplement, the documents to which we refer you in this Supplement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “predicts,” “plan,” “expects,” “focus,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “will,” “might,” “momentum,” “can,” “could,” “design,” “see,” “seek,” “forecast” and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to the following factors:

•	the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger;

•	the failure by Parent to obtain the necessary equity financing set forth in the equity commitment letter entered into in connection with the Merger;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Parent a termination fee of up to $293,122,500;

•	the outcome of any legal proceedings that may have been or may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

•

the fact that receipt of the all-cash Merger Consideration would be taxable to U.S. Holders (as defined in the Definitive Proxy Statement under the caption “The Merger – Material U.S. Federal Income Tax Consequences of the Merger”);

•

the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Anaplan’s current strategy as an independent company;

•

the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Anaplan’s assets to one or more as-yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, Anaplan is unable to solicit other alternative proposals during the pendency of the Merger;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations; and

•	risks that our stock price may decline significantly if the Merger is not completed.

Consequently, all of the forward-looking statements that we make in this Proxy Statement are qualified by the information contained herein, including (1) the information contained under this caption and (2) other information described from time to time in our periodic filings with the SEC. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

ADJOURNMENT OF SPECIAL MEETING

On June 9, 2022, the Company convened and adjourned, without conducting any other business, the Special Meeting originally scheduled for June 9, 2022 at 8:00 a.m. (Pacific Time). The Special Meeting was adjourned to allow the stockholders sufficient time to review this Supplement and the Amendment.

The reconvened Special Meeting will be held on June 21, 2022 at 8:00 a.m. (Pacific Time) virtually via live webcast at www.virtualshareholdermeeting.com/PLAN2022SM. The record date for shareholders entitled to vote at the Special Meeting remains April 26, 2022. Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, the Company continues to anticipate that the Merger will be consummated by June 30, 2022.

SUMMARY OF AMENDMENT TO MERGER AGREEMENT

On June 6, 2022, Anaplan entered into the Amendment with Parent and Merger Sub. The Merger Agreement and the transactions contemplated thereby, including the Merger, were approved unanimously by Anaplan’s Board. The Original Merger Agreement is attached as Annex A to the Definitive Proxy Statement. The Amendment is attached as Annex A to this Supplement. Capitalized terms not otherwise defined herein have the meaning set forth in the Merger Agreement.

The following information supplements the existing disclosures contained under the heading “The Merger Agreement” beginning on page 89 of the Definitive Proxy Statement as follows:

The Amendment provides for a decrease in the merger consideration to $63.75 per share from $66.00 per share of Anaplan common stock.

The Amendment also amended the conditions precedent to the obligations of Parent and Merger Sub to consummate the Merger to eliminate Parent’s and Merger Sub’s rights to refuse to close the Merger: (i) in the event of the occurrence of a material adverse effect other than in a case where the relevant event causing the material adverse effect occurs after the date of the Amendment; and (ii) in the event the Company does not perform its covenants and agreements under the Merger Agreement other than in the case of a willful breach of a covenant or agreement that is material with respect to the Transactions, taken as a whole. In addition, Parent and Merger Sub unconditionally and irrevocably waived (i) all of the conditions to closing in the Merger Agreement with respect to the Company’s representations and warranties and (ii) any actions taken, or failure to take action, of the Company prior to the date of the Amendment, whether known or unknown, including any claims with respect to a disagreement between the parties regarding Anaplan’s compliance with certain terms of the Original Merger Agreement.

Pursuant to the Amendment, Parent and Merger Sub also agreed to increase the size of the Parent Termination Fee from $586,245,000 to $1,000,000,000.

The Merger Agreement may be further amended in writing by the parties to the Merger Agreement at any time before or after adoption of the Merger Agreement by stockholders; provided that, after receipt of the Requisite Company Vote, if any amendment shall be applicable law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of Anaplan or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. No amendment that is adverse to the interests of any Lenders, together with its related parties, shall be effective as to such Lender, or its related parties, without the prior written consent of such Lender, or its related parties.

In connection with entering into the Amendment, Parent and the Company also agreed to (i) amend the Equity Commitment Letter to reduce the commitment amount thereunder from $10,500,000,000 to $10,150,000,000 to reflect the reduction in the aggregate merger consideration contemplated by the Amendment and (ii) amend the Limited Guaranty to increase the liability cap thereunder from $591,245,000 to $1,005,000,000 to reflect the increase in the Parent Termination Fee contemplated by the Amendment.

UPDATE TO QUESTIONS AND ANSWERS

The following information replaces in its entirety the following questions and answers under the heading “Questions and Answers” beginning on page 13 of the Definitive Proxy Statement.

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $63.75 for each share of Anaplan common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own one hundred (100) shares of common stock, you will receive $6,375.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes and without interest.

Q:	How does the Merger Consideration compare to the market price of the common stock?

A:

The relationship of the Merger Consideration of $63.75 to the trading price of the common stock constituted a premium of approximately forty-one percent (41%) to the volume weighted average price of Anaplan’s common stock for the five days ending March 18, 2022, the last trading day prior to the date on which Anaplan publicly announced that it had entered into the Original Merger Agreement.

The following information supplements the existing disclosures contained under the heading “Questions and Answers” beginning on page 13 of the Definitive Proxy Statement.

The following questions and answers briefly address questions you may have regarding the Special Meeting to be held on June 21, 2022 at 8:00 a.m. (Pacific Time) virtually via live webcast at www.virtualshareholdermeeting.com/PLAN2022SM, and questions you may have in connection with the Company’s entry into the Amendment.

Questions and Answers Related to the Special Meeting and the Amendment

Q:	Why are you sending me this Supplement?

A:

This Supplement updates the Definitive Proxy Statement that was previously mailed to you on or about May 2, 2022 to provide information about the Amendment entered into on June 6, 2022. We encourage you to read the entire Supplement and the Definitive Proxy Statement and their respective annexes, including the Merger Agreement and the Amendment, carefully and in their entirety, as they contain important information.

Q:	What are the Company’s reasons for entering into the Amendment?

A:

The Amendment was mutually reached to resolve a disagreement between the Company and Thoma Bravo regarding compliance with certain terms of the Merger Agreement. We believe the Amendment will avoid disruption to Anaplan’s business and allow the transaction to close on substantially the same timeline as originally agreed between the Company and Thoma Bravo. The Company remains focused on closing the Merger and moving forward.

Q:	What are the significant amendments to the Original Merger Agreement?

A:

The Original Merger Agreement was amended by the Amendment to decrease the per share Merger Consideration to be paid to the Company’s stockholders to $63.75 per share in cash from $66.00 per share in cash.

The Amendment also amended the conditions precedent to the obligations of Parent and Merger Sub to consummate the closing to eliminate Parent’s and Merger Sub’s rights to refuse to close the Merger: (i) in the event of the occurrence of a material adverse effect other than in a case where the relevant event causing the material adverse effect occurs after the date of the Amendment; and (ii) in the event the Company does not perform its covenants and agreements under the Merger Agreement other than in the case of a willful breach of a covenant or agreement that is material with respect to the Transactions, taken as a whole. In addition, Parent and Merger Sub unconditionally and irrevocably waived (i) all of the conditions to closing in the Merger Agreement with respect to the Company’s representations and warranties and (ii) any actions taken, or failure to take action, of the Company prior to the date of the Amendment, whether known or unknown, including any claims with respect to a disagreement between the parties regarding Anaplan’s compliance with certain terms of the Original Merger Agreement.

Parent and Merger Sub also agreed to increase the size of the Parent Termination Fee from $586,245,000 to $1,000,000,000.

Q:	Does the Board of Directors still support the Merger?

A:	Yes. The Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement as amended by the Amendment.

Q:	Where and when is the Special Meeting?

A:

On June 9, 2022, the Company convened and adjourned, without conducting any other business, the Special Meeting originally scheduled for June 9, 2022 at 8:00 a.m. (Pacific Time). The Special Meeting was adjourned to allow the stockholders sufficient time to review this Supplement and the Amendment.

The reconvened Special Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/PLAN2022SM at 8:00 a.m. Pacific Time on June 21, 2022.

Q:	What if I already voted my shares prior to receiving this Supplement?

A:

First, carefully read and consider the information contained in this Supplement, including the annexes, and the Definitive Proxy Statement. If you have already delivered a properly executed proxy card, you will be considered to have voted on the Merger Agreement as amended by the Amendment, and you do not need to do anything unless you wish to change your vote.

Stockholders that previously voted “FOR” the proposal to adopt the Original Merger Agreement do not need to vote again unless they wish to change their vote. Stockholders that wish to change their vote or abstain should see Question and Answer—“May I change my vote after I mailed my signed proxy card?”

Stockholders that previously voted against or abstained on the proposal to adopt the Original Merger Agreement or that did not vote are strongly recommended to vote “FOR” the proposal to adopt the Merger Agreement.

UPDATE TO THE SPECIAL MEETING

The following information replaces in its entirety the existing disclosures contained under the sub-heading “Date, Time and Place” under the heading “The Special Meeting” beginning on page 24 of the Definitive Proxy Statement.

Date, Time and Place

We will hold the Special Meeting virtually via live webcast at www.virtualshareholdermeeting.com/PLAN2022SM at 8:00 a.m. Pacific Time on June 21, 2022.

UPDATE TO BACKGROUND OF THE MERGER

The following information supplements the existing disclosures contained under the heading “Background of the Merger” beginning on page 34 of the Definitive Proxy Statement.

The following chronology summarizes the events after the signing of the Original Merger Agreement on March 20, 2022 that ultimately resulted in the decision of the Anaplan Board to authorize Anaplan entering into the Amendment reducing the price per share payable in the Merger to $63.75. As described below, the Anaplan Board believes that Anaplan acted at all times in good faith compliance with the Original Merger Agreement, and that Thoma Bravo did not at any time have a basis to refuse to close the Merger or to reduce the consideration to be paid pursuant to the agreement. Thoma Bravo asserted that (i) Anaplan did not comply with an interim operating covenant in the Original Merger Agreement governing the amount of equity awards Anaplan was permitted to issue following signing without Thoma Bravo’s approval, (ii) these grants would have resulted in the closing condition requiring Anaplan to have performed in all material respects its covenants in the Original Merger Agreement not being satisfied, and (iii) it would only close the Merger in exchange for a reduced purchase price. The Anaplan Board carefully evaluated the matter, and considered, among other things, that (i) the equity award grants were not material and were made in the ordinary course of business pursuant to an operating plan provided to Thoma Bravo before signing, (ii) Anaplan’s management proposed a plan to avoid the economic impact of the interim equity award grants on Thoma Bravo and (iii) Thoma Bravo was not entitled to unreasonably withhold its consent to requested variances from the interim operating covenants. After carefully considering the risks and the potential harms to Anaplan and its stockholders if Thoma Bravo refused to close the Merger, the Anaplan Board determined that it would be in the best interests of Anaplan and its stockholders to enter into the Amendment. The Anaplan Board determined, for the reasons indicated below, including to avoid the risks and uncertainties of prolonged litigation with Thoma Bravo, to agree to the modest price reduction set forth in the Amendment in exchange for Thoma Bravo agreeing to offer significantly enhanced certainty of closing and an expeditious path to closing with only limited delay from the initial targeted closing date.

From the time of signing the Original Merger Agreement on March 20, 2022 into late May 2022, Anaplan and Thoma Bravo continued to work toward closing the acquisition of Anaplan by Thoma Bravo pursuant to the terms of the Original Merger Agreement. Representatives of Anaplan (including members of Anaplan management) and Thoma Bravo held frequent telephonic and video discussions as is customary in connection with preparing for the closing of the Merger, including regarding Anaplan’s business, operations and financial condition.

On April 21, 2022, Anaplan publicly filed the preliminary Proxy Statement.

On May 2, 2022, Anaplan publicly filed the definitive Proxy Statement notifying Anaplan stockholders of a special meeting of the stockholders (the “Original Special Meeting”) to be held virtually at 8:00 am Pacific Time on June 9, 2022 to consider and vote on a proposal to adopt the Original Merger Agreement.

On May 23, 2022, Mr. Calderoni held a teleconference with a representative of Thoma Bravo to discuss Anaplan’s operations and finances for the first quarter of 2023. He noted that Anaplan’s business continued to be strong and the first quarter results exceeded Anaplan’s publicly available guidance. During the teleconference, Mr. Calderoni also informed and requested that Thoma Bravo (i) agree to approximately $50 million of new equity awards either granted or allocated to new hires in the ordinary course of business, and (ii) confirm that the $105 million pool of merit-based equity grants permitted under the Original Merger Agreement was increased to $107 million in light of a prior consent Thoma Bravo had granted of an increase by $2 million to a sub-pool of merit-based equity awards for executives. Mr. Calderoni then indicated that, on a net basis (after giving effect to the forfeiture of approximately $20 million of equity awards outstanding at signing due to employee departures), Anaplan estimated it would grant approximately $137 million in merit-based and new hire grants in the interim period, or approximately $32 million in excess of the $105 million pool for merit-based grants permitted under the Original Merger Agreement.

Later that day on May 23, 2022, a representative of Thoma Bravo emailed Mr. Calderoni asserting that Thoma Bravo believed (i) that the $105 million pool for additional equity awards agreed upon in the disclosure schedule to the Original Merger Agreement was already generous for the sign to close period, (ii) that the additional requested equity awards beyond such pool effectively represented a purchase price increase to Thoma Bravo, which was particularly concerning given the events that have transpired in the financial markets, (iii) that certain equity award grants made by Anaplan since the signing of the Original Merger Agreement were not permitted by the terms of the Original Merger Agreement and (iv) that Thoma Bravo should not pay more than what was agreed upon under the Original Merger Agreement as a result of Anaplan’s actions. Based on Thoma Bravo’s email, Anaplan became concerned that Thoma Bravo was positioning to seek a reduction to the purchase price or refuse to close the Original Merger Agreement.

Anaplan management did not expect Thoma Bravo’s reaction to Mr. Calderoni’s request for several reasons. First, the Original Merger Agreement required Anaplan to operate in the ordinary course of business, and the fiscal year 2023 operating plan furnished to Thoma Bravo before signing specifically contemplated that Anaplan would continue to hire employees and would continue to grant them equity awards. Second, all new hire and merit-based equity grants since the signing of the Original Merger Agreement were in accordance with Anaplan’s pre-existing equity grant guidelines regarding grant size and vesting, as prepared by Anaplan with the oversight and assistance of the Compensation Committee of the Board and its independent compensation consultant, and in accordance with Anaplan’s standard internal approval process (including approval of the Compensation Committee of the Board or Anaplan’s Equity Administration Committee, as applicable). In addition, the Original Merger Agreement required Thoma Bravo to not unreasonably withhold its consent to requests for relief from the interim operating covenants. And finally, Anaplan believed that the new hire grants were important to support its growth initiatives and immaterial in relation to the size of its business and the purchase price being paid by Thoma Bravo, particularly after taking into account the amount of equity award grants forfeited as a result of employee departures and the voluntary forfeiture of equity award grants by certain executive officers of the Company.

In particular, during the first quarter of fiscal year 2023, Anaplan hired approximately 200 new employees, but headcount increased by approximately 25 employees on a net basis after employee attrition, reflecting an intensely competitive hiring market. Anaplan made approximately $50 million of equity grants primarily for new hires since the signing of the Original Merger Agreement, but only approximately $30 million of such grants on a net basis after giving effect to the forfeiture of approximately $20 million of equity awards outstanding at signing due to employee departures. The number of net new hires and net new equity grants since the signing of the Original Merger Agreement were meaningfully lower than the budgeted amounts approved by Anaplan’s Compensation Committee and contemplated by the operating plan provided to Thoma Bravo prior to the signing of the Original Merger Agreement. Anaplan also granted or conditionally approved approximately $107 million in equity awards to its existing executive and non-executive employees since the signing of the Original Merger Agreement pursuant to its customary annual merit-based equity refresh grant program, slightly in excess of the $105 million pool of merit-based equity grants permitted under the Original Merger Agreement. Thoma Bravo had previously granted two Anaplan consents, including an April 8, 2022 consent that was requested by Mr. Calderoni on April 5, 2022, following a meeting of Anaplan’s Compensation Committee. The approval was for an increase of $2 million to the sub-pool of merit-based equity awards for executives within the $105 million pool referenced above permitted under the Original Merger Agreement.

In a good faith effort to address the concerns raised by Thoma Bravo, between May 23, 2022 and May 25, 2022, Anaplan management engaged in additional analysis relating to its interim equity award grants and prepared a plan to address such concerns. The plan provided for an estimated reduction of approximately $29.7 million of equity award grants during the period between signing and closing. The key elements of the plan were (i) as a sign of good faith, Anaplan’s Chief Executive Officer, Chief Financial Officer and Chief Culture Officer voluntarily forfeiting $15.5 million of equity award grants they received in the latest merit-based award cycle, (ii) deferring or withdrawing approximately $9.0 million of grants to certain members of management (of which $7.5 million had already been approved but not granted and $1.5 million had been conditionally approved but not granted) that had been approved by Anaplan’s Compensation Committee or the Company’s Equity Administration Committee, as applicable, and (iii) not granting approximately $5.2 million of preliminarily allocated grants for certain future employees who had not yet begun working for Anaplan. As part of the analysis, Anaplan also confirmed its previous estimate that approximately $20 million worth of equity award grants outstanding at the time of the signing of the Original Merger Agreement had been or would be forfeited before closing due to employee departures. In the course of its review, Anaplan management concluded that the plan, if fully implemented, would result in approximately $105 million of equity awards on a net basis between signing and closing, or approximately equal to the $105 million pool for merit-based grants permitted under the Original Merger Agreement. As a result, Anaplan believed that the plan, if implemented, would fully address Thoma Bravo’s concerns regarding interim new hire equity grants. Anaplan’s Chief Executive Officer, Chief Financial Officer and Chief Culture Officer subsequently voluntarily agreed to effect the forfeiture of the above-referenced equity awards contingent upon the closing of the Merger.

On May 25, 2022, Mr. Calderoni held a teleconference with representatives of Thoma Bravo to further discuss the Company’s equity award grants made since the signing of the Original Merger Agreement and to review Anaplan’s plan in response to the concerns Thoma Bravo identified in its May 23, 2022 email.

On May 26, 2022, representatives of Anaplan management and Gunderson held a teleconference with representatives of Kirkland to discuss the Company’s equity award grants made since the signing of the Original Merger Agreement and review with Kirkland Anaplan’s plan in response to the concerns Thoma Bravo identified in its May 23, 2022 email.

Also on May 26, 2022, Anaplan publicly announced its financial results for the first quarter of 2023, which exceeded its previously disclosed public guidance for the quarter.

On May 27, 2022, a representative of Thoma Bravo emailed a letter to Anaplan management asserting that (i) Anaplan had violated the interim operating covenants in the Original Merger Agreement as a result of (x) equity award grants to existing employees in excess of the $105 million limit, (y) equity award grants to new hires and (z) senior-level employee hires made after the Original Merger Agreement was signed, in each case, without Thoma Bravo’s prior consent, and (ii) in light of such alleged violations, combined with Anaplan’s acknowledged omission of certain change of control and severance agreements for certain non-executive officer employees from the disclosures schedules to the Original Merger Agreement, Thoma Bravo had additional concerns about Anaplan’s controls and governance practices and that, based on Thoma Bravo’s allegations that Anaplan had violated the Original Merger Agreement, there may have been other actions taken by Anaplan that violated the Original Merger Agreement (the “Disputed Matters”). The letter noted that Thoma Bravo relied on the key terms of the Original Merger Agreement to finance the merger, that attempts by Anaplan to remediate the actions would risk damaging employee morale and that Kirkland would be sending informational requests to better understand the Disputed Matters. Thoma Bravo’s letter indicated that the parties must discuss the impact of the Disputed Matters at Anaplan’s earliest convenience. Thoma Bravo’s letter further requested that Mr. Calderoni share the letter with the Anaplan Board, and otherwise indicated that Thoma Bravo intended to keep the letter confidential.

Anaplan management concluded that the May 27, 2022 letter was likely sent by Thoma Bravo to initiate discussions relating either to a reduction of the purchase price or to refuse to close the Original Merger Agreement.

Later on May 27, 2022, representatives of Kirkland emailed comprehensive information requests relating the Disputed Matters.

From May 27, 2022 through to June 2, 2022, Anaplan responded to these information requests and reiterated its willingness to take actions responsive to the concerns raised by Thoma Bravo in its May 27, 2022 letter. During this period, Anaplan management also evaluated the assertions in the May 27, 2022 letter. Anaplan management concluded that only non-management hires (as defined by the Original Merger Agreement) had been extended offers following the signing of the Original Merger Agreement. Anaplan management also was surprised by Thoma Bravo’s assertions about Anaplan’s failure to disclose certain change of control and severance agreements for certain non-executive officer employees in the disclosure schedules to the Original Merger Agreement, given that on March 24, 2022, four days after the signing of the Original Merger Agreement, at the Company’s request Gunderson notified Kirkland that four change of control and severance agreements for certain non-executive officer employees had inadvertently not been identified in the disclosure schedule to the Original Merger Agreement. Following timely responses to follow on information requests, on April 14, 2022, a representative of Kirkland advised Gunderson in writing that Thoma Bravo was willing to execute a consent permitting the disclosure of one of these undisclosed agreements.

On May 29, 2022, Mr. Calderoni called Mr. Beauchamp, lead independent director of the Anaplan Board, to inform him of the letter and the allegations regarding the Disputed Matters. Thereafter, Mr. Calderoni held several calls with Mr. Beauchamp and other members of the Anaplan Board to keep them informed regarding the Disputed Matters and Anaplan management’s assessment of Thoma Bravo’s allegations.

On May 30, 2022, Mr. Calderoni emailed a response letter to a representative of Thoma Bravo disagreeing with all of the Disputed Matters, reiterating Thoma Bravo’s obligations under the Original Merger Agreement to consummate the Merger upon the terms provided therein, and re-affirming Anaplan’s commitment to the Merger and its compliance with the closing requirements of the Original Merger Agreement.

Later on May 30, 2022, a representative of Thoma Bravo informed Mr. Calderoni that Thoma Bravo needed to cancel a meeting relating to planning for post-closing integration which was previously scheduled between Mr. Calderoni and representatives of Thoma Bravo for May 31, 2022. The Thoma Bravo representative indicated Thoma Bravo hoped to re-schedule the meeting relating to post-closing integration at a later time.

On June 2, 2022, Mr. Calderoni spoke with a representative of Thoma Bravo. During the teleconference, the representative reviewed Thoma Bravo’s concerns about the Disputed Matters and Thoma Bravo’s desire to ensure that employees receive the awards that they deserve. He also indicated that Thoma Bravo, in agreeing to the price of $66.00 per share, had assumed ordinary course employee attrition and related forfeitures of equity awards would continue during the period between signing and closing, and therefore he disagreed with Anaplan’s presentation of interim hire grants on a net basis (after giving effect to forfeitures), as it did not reflect the actual economic impact of such grants to Thoma Bravo. He indicated that Thoma Bravo was evaluating its alternatives and whether the Disputed Matters could have resulted in certain closing conditions not being satisfied, but that at a minimum its investors expected to be compensated for the alleged non-compliance with the Original Merger Agreement.

Later on June 2, 2022, representatives of Thoma Bravo called a representative of Goldman Sachs and a representative of Qatalyst Partners separately and expressed Thoma Bravo’s view that Anaplan had breached an interim operating covenant in a manner that justified compensation to Thoma Bravo.

Later on June 2, 2022, Mr. Calderoni spoke with representatives of Goldman Sachs and Qatalyst Partners during which Goldman Sachs and Qatalyst Partners reported their conversations with representatives of Thoma Bravo.

Later on June 2, 2022, a representative of Kirkland called a representative of Gunderson and requested that the Anaplan Board remain available during the course of the weekend to take action if needed. Gunderson then relayed to Anaplan management and Skadden that they believed this request was made in order to facilitate a possible proposal from Thoma Bravo to seek to terminate the Original Merger Agreement or reduce the purchase price.

Later on June 2, 2022, the Anaplan Board held a special meeting at which members of Anaplan management and representatives of Gunderson and Skadden were present. Representatives of Anaplan management, Gunderson and Skadden reviewed with the Anaplan Board equity grants made or preliminarily allocated following the signing of the Original Merger Agreement, the discussions with Thoma Bravo since the May 23, 2022 teleconference, the Disputed Matters, the plan proposed by Anaplan management to address Thoma Bravo’s concerns and the parties’ respective obligations under the Original Merger Agreement. Given Thoma Bravo’s request that the impact of Anaplan’s actions must be discussed, the Anaplan Board evaluated the possibility that Thoma Bravo might seek to either terminate the Original Merger Agreement or request a reduction in the purchase price as well as the potential impacts should there be a protracted dispute between the parties. Following those discussions, the Anaplan Board determined that there was no basis for Thoma Bravo to reprice or refuse to close the Merger in accordance with the existing terms of the Original Merger Agreement. The Anaplan Board instructed Mr. Calderoni to relay to Thoma Bravo the Anaplan Board’s view.

On June 3, 2022, members of Anaplan management held a teleconference with representatives of Goldman Sachs and Qatalyst Partners to update the financial advisors on the status of discussions with Thoma Bravo with respect to the Disputed Matters.

Later on June 3, 2022, Mr. Calderoni and a representative from Thoma Bravo held a teleconference to discuss the concerns raised by Thoma Bravo. Mr. Calderoni explained that the Anaplan Board determined that there was no basis for Thoma Bravo to reprice or refuse to close the Merger, and that the Anaplan Board had rejected any openness to engaging on a discussion of repricing the transaction. The representative from Thoma Bravo thereafter stated that its proposed equity and debt financing sources for the Merger remained concerned about the Disputed Matters and the resulting effects on Anaplan following the closing, particularly in light of the deterioration in the financial markets, and that for those financing sources to be willing to fund the Merger and to compensate Thoma Bravo for the Disputed Matters, the price per share would need to be reduced to $61.00. Mr. Calderoni noted that the Original Merger Agreement is not subject to any debt financing closing condition, and Mr. Calderoni reiterated the Anaplan Board’s position that that there was no basis for Thoma Bravo to refuse to close the Merger or request a price reduction. The representative of Thoma Bravo requested that the Anaplan Board re-consider its position. Mr. Calderoni did not make any concession in this regard but indicated he would nonetheless update the Anaplan Board on the revised price per share proposed by Thoma Bravo.

Later on June 3, 2022, representatives of Kirkland and Cadwalader, Wickersham & Taft LLP (“Cadwalader”), legal counsel to Thoma Bravo, held a teleconference with representatives of Gunderson and Skadden to discuss Thoma Bravo’s proposal to reduce the purchase price payable in the Merger and the effects thereof on the timetable to close the Merger. The representatives of Gunderson and Skadden did not make any concession regarding the purchase price but raised the topic of what increased assurances of closing Thoma Bravo could offer in the event the Anaplan Board were willing to consider reducing the purchase price. The representatives of Kirkland and Cadwalader indicated they would discuss that topic further with Thoma Bravo.

On the morning of June 4, 2022, members of Anaplan management held a teleconference with representatives of Goldman Sachs and Qatalyst Partners to discuss the Disputed Matters. Anaplan management informed the representatives of the reduced $61.00 per share price proposed by Thoma Bravo. Representatives of Goldman Sachs and Qatalyst Partners provided their views that the conditions in the financial markets had deteriorated since the time of the signing of the Original Merger Agreement, and that the trading prices of peer companies of Anaplan had recently declined substantially in the public equity markets. Representatives of Goldman Sachs and Qatalyst Partners discussed their preliminary views of Thoma Bravo’s proposed per share price change and discussed their views that if the dispute was not resolved in Anaplan’s favor, the potential termination of the Original Merger Agreement could have a significant negative impact on the trading price of the Anaplan common stock. Anaplan management discussed with representatives of Goldman Sachs and Qatalyst Partners that, should these conditions in the financial markets continue to exist, the potential for a transaction with another prospective bidder at a price near $66.00 per share in such situation would be unlikely.

Also on June 4, 2022, the Anaplan Board held a special meeting at which members of Anaplan management and representatives of Gunderson and Skadden were present. Mr. Calderoni informed the Anaplan Board of the details of his teleconference on June 3, 2022 with a representative of Thoma Bravo and Thoma Bravo’s proposal to reduce the merger consideration to $61.00 per share. Representatives of Gunderson and Skadden described the June 3, 2022 teleconference with Kirkland and Cadwalader, and reviewed their analysis of the terms and conditions of the Original Merger Agreement. Mr. Calderoni also updated the Anaplan Board on the discussion Anaplan management had with representatives of Goldman Sachs and Qatalyst Partners earlier that day. Anaplan management relayed its views that Thoma Bravo appeared to regret the purchase price Thoma Bravo had agreed to under the Original Merger Agreement in light of the current condition of the financial markets, and that Thoma Bravo or its financing sources were therefore asserting the Disputed Matters to argue that Thoma Bravo was not required to close the Merger to seek a purchase price reduction. The Board and Members of Anaplan management discussed at length the actions underlying the allegations made by Thoma Bravo, the parties’ respective obligations under the Original Merger Agreement, the potential impacts should there be a protracted dispute between the parties, the deterioration of conditions in the financial markets, the unlikelihood of consummating a similar transaction with an alternative bidder at a price comparable to the $66.00 per share purchase price specified in the Original Merger Agreement in light of recent significant declines in the trading prices of technology company stocks, including those of other cloud-based software companies should the transaction with Thoma Bravo fail to proceed and the importance of certainty of closing. Representatives of Gunderson and Skadden provided an overview of the Anaplan Board’s fiduciary duties in the context of evaluating Thoma Bravo’s proposal for a re-negotiation of price and discussed the merits of Anaplan’s claims against Thoma Bravo should Thoma Bravo refuse to close. Discussion ensued noting that litigation between Anaplan and Thoma Bravo would likely involve significant and protracted diversion of management attention and that while Anaplan believed it would prevail in any such litigation, there is inherent uncertainty in the outcome of any litigation. Anaplan’s management noted its position that, given the potential for extremely negative impacts and outcomes if a negotiated resolution were not reached, including the risk that the Merger would not close, a modest price reduction in exchange for increased deal certainty and prioritization of an expeditious path to closing on substantially the same timeline as originally agreed between the Anaplan and Parent would be in the best interests of Anaplan and its stockholders. After significant discussion, the Anaplan Board reached the same conclusion and directed Anaplan management to engage with Thoma Bravo as to whether Thoma Bravo would agree to increased closing certainty and an expeditious path to closing in exchange for a modest reduction of the purchase price.

Later that day, Mr. Calderoni and a representative of Thoma Bravo held a teleconference to discuss and negotiate an acceptable framework for resolving the Disputed Matters and achieving closing certainty and an expeditious path to closing. Mr. Calderoni repeated the determination by the Anaplan Board there was no basis for Thoma Bravo to refuse to close the Merger, and as a result Thoma Bravo had no basis to request a price reduction. Mr. Calderoni noted that Thoma Bravo or its financing sources appear to now have buyer’s remorse in light of the deterioration of the financial markets, and that Thoma Bravo had been seeking information from Anaplan to seek a basis to assert violations of the Original Merger Agreement in order to seek to re-negotiate the purchase price. Mr. Calderoni also asked the representative to justify the magnitude of the proposed price reduction in relation to the economic impact of the Disputed Matters. Mr. Calderoni noted that the risk of protracted litigation could be damaging to both Thoma Bravo and Anaplan, and as a result, the Anaplan Board indicated it would consider, at most, a modest price decrease and only if Thoma Bravo provided substantially enhanced commitments relating to the certainty and timing of the closing of the Merger. Following further discussion, the representative of Thoma Bravo modified its proposal to instead reduce the purchase price to $62.00 per share. Mr. Calderoni indicated that that proposal would not be acceptable to the Anaplan Board. Throughout the day, during the course of further discussions between Mr. Calderoni and the representative of Thoma Bravo, Mr. Calderoni consistently reiterated that Thoma Bravo’s requested price reductions were excessive in light of the assertions that it had made. In those discussions the representative of Thoma Bravo indicated that he could not agree to any price in excess of $63.50 and that additional approvals were required for any amount in excess of $63.50 per share.

In parallel at various times throughout the day, representatives of Anaplan management, including Mr. Calderoni, and representatives of Gunderson and Skadden also held a number of discussions with respect to the negotiations with Thoma Bravo and the framework for a potential amendment to the terms of the Original Merger Agreement.

Later that day, the Anaplan Board held a special meeting at which members of Anaplan management and representatives of Gunderson and Skadden were present. Anaplan management updated the Anaplan Board on its discussions with Thoma Bravo, and that Thoma Bravo required additional approvals for any amount in excess of $63.50 per share. Anaplan management also updated the Anaplan Board with respect to the status of discussions with Goldman Sachs and Qatalyst Partners as to their respective ability to complete a study to determine whether they could render a fairness opinion in connection with the acquisition of Anaplan at a revised price. Thereafter, representatives of Gunderson and Skadden reviewed with the Anaplan Board its fiduciary duties in connection with considering the proposed amendment of the Original Merger Agreement. The Anaplan Board next discussed various ways in which certainty and timing of the closing of the Merger could be achieved with respect to the proposed amendment. The Board and members of Anaplan management then discussed the Financial Projections in light of the Company’s performance through the first quarter of 2023 and Anaplan management relayed its position to the Anaplan Board that the Financial Projections continued to represent management’s best reasonable estimate of future operating results. After further discussion, including consideration of the Financial Projections, the Anaplan Board authorized Anaplan management to seek to conclude discussions with Thoma Bravo on the terms of an amendment that would substantially increase closing certainty and provide the opportunity of an expedited path to closing in exchange for the price reduction. The Anaplan Board also directed management to seek to increase the price to an amount in excess of $63.50 per share. The Anaplan Board also authorized management to direct Goldman Sachs and Qatalyst Partners to utilize the Financial Projections for the purpose of completing a study to determine whether they could render a fairness opinion in connection with the acquisition of Anaplan at a revised price.

Later that evening following the Anaplan Board meeting, Mr. Calderoni and the representative from Thoma Bravo held a teleconference during which Mr. Calderoni relayed that any amendment to the Original Merger Agreement must provide for substantially increased closing certainty, an expeditious path to closing and resolution of all outstanding claims, including the Disputed Matters, Thoma Bravo might have prior to entry into an amendment to the Original Merger Agreement. Mr. Calderoni also continued to assert that the purchase price must equal an amount in excess of $63.50 per share. Following further discussions, the representative from Thoma Bravo and Mr. Calderoni agreed in principle to an amendment to the Original Merger Agreement providing for a reduction in the purchase price to $63.75 per share and that such amendment conceptually would provide for substantially increased closing certainty, an expeditious path to closing and resolution of all outstanding claims, including the Disputed Matters, that Thoma Bravo might have prior to entry into an amendment to the Original Merger Agreement. Mr. Calderoni indicated that he would relay the revised terms of the proposed amendment to the Anaplan Board for consideration, and Mr. Calderoni and the representative of Thoma Bravo indicated that they would instruct their respective legal counsel to prepare an amendment to the Original Merger Agreement consistent with those terms.

Later that evening, Gunderson sent an initial draft of terms to be included in the proposed amendment to the Original Merger Agreement that Kirkland had indicated it was drafting which included (i) limiting closing conditionality related to compliance with Anaplan’s covenants to apply only upon Anaplan’s willful breach of its covenants occurring after the date of the amendment provided that such willful breach is material to the proposed transactions, taken as a whole, (ii) waivers of the closing conditions relating to Anaplan’s representations and warranties and the absence of any material adverse effect on the Company, (iii) waivers of all outstanding claims, including the Disputed Matters, that Thoma Bravo might have, whether known or unknown, and (iv) an increase in the termination fee payable by Thoma Bravo if it fails to timely close the transaction following approval of Anaplan’s stockholders from $586,245,000 to $1,000,000,000.

On June 5, 2022, Kirkland sent an initial draft of the proposed amendment that reflected the reduced purchase price of $63.75 per share. Kirkland also sent a revised draft of the proposed terms to be included in the amendment proposing (i) that the closing conditionality related to compliance with Anaplan’s covenants apply only to Anaplan’s willful breach of its covenants in any material respect occurring after the date of the Original Merger Agreement, (ii) a limited waiver of the closing condition with respect to Anaplan’s representations and warranties that would apply to only certain of those representations and warranties, (iii) the closing condition regarding the absence of a continuing material adverse effect on Anaplan be reinstated, (iv) excluding from Thoma Bravo’s waiver of outstanding claims any breach or inaccuracy known to Anaplan prior to the date of the amendment, and (v) an increase in the termination fee payable by Parent being limited to $750,000,000. Throughout the day and into the morning of June 6, 2022, representatives of Gunderson, Skadden, Kirkland and Cadwalader circulated revised drafts of the proposed amendment and related amendments to the Equity Commitment Letter and Limited Guaranty.

Throughout the night of June 5, 2022, representatives of Anaplan management, Thoma Bravo, Gunderson, Skadden, Kirkland and Cadwalader reached an agreement upon the terms of a proposed Amendment, subject to the approval of the Anaplan Board. The proposed Amendment provided for (i) the reduction of the purchase price from $66.00 per share to $63.75 per share, (ii) limitation of closing conditionality related to compliance with Anaplan’s covenants to apply only to Anaplan’s willful breach of its covenants occurring after the date of the Amendment that are material to the proposed transactions, taken as a whole, (iii) limitation of the closing condition regarding absence of a material adverse effect on Anaplan only to events occurring following the date of the Amendment, (iv) a waiver of the closing conditions relating to Anaplan’s representations and warranties, (v) waivers with respect to all outstanding claims prior to the signing of the Amendment, including the Disputed Matters, that Thoma Bravo might have, whether known or unknown, and (vi) an increase in the termination fee payable by Parent if it fails to timely close the transaction following approval of Anaplan’s stockholders from $586,245,000 to $1,000,000,000.

Also during the night on June 5, 2022, the Anaplan Board held a special meeting at which members of Anaplan management and representatives of Gunderson and Skadden were present. Anaplan management and representatives of Gunderson and Skadden updated the Anaplan Board on the negotiations with Thoma Bravo and the proposed Amendment. Representatives of Gunderson and Skadden then reviewed the fiduciary duties of the Anaplan Board in connection with the proposed Amendment with Thoma Bravo and reviewed in detail the terms of the Amendment and the proposed modifications to the terms of the Original Merger Agreement. The Anaplan Board evaluated its reasons for, and certain risks and other potentially negative factors relating to, the proposed Amendment with Thoma Bravo as described under the section of this Supplement captioned “The Merger—UPDATE TO THE RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER.”

Early in the morning on June 6, 2022, the Anaplan Board held a special meeting at which members of Anaplan management and representatives of Goldman Sachs, Qatalyst Partners, and Gunderson were present. Representatives of Goldman Sachs reviewed with the Anaplan Board its financial analyses of the proposed transaction and rendered an oral opinion to the Anaplan Board, subsequently confirmed by delivery of its written opinion, dated June 6, 2022, to the Anaplan Board that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the $63.75 in cash per share of Anaplan common stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (see the section of this Proxy Supplement captioned “The Merger—Update to Opinions of Anaplan’s Financial Advisors—Opinion of Goldman Sachs, Financial Advisor to Anaplan” for further details). Representatives of Qatalyst Partners then presented certain financial analyses with respect to the proposed transaction with Thoma Bravo and rendered its opinion orally, that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in its opinion, the $63.75 in cash per share of Anaplan common stock to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders (see the section of this Proxy Statement captioned “The Merger—Update to Opinions of Anaplan’s Financial Advisors—Opinion of Qatalyst Partners, Financial Advisor to Anaplan” for further details). The Anaplan Board evaluated its reasons for, and certain risks and other potentially negative factors relating to, the proposed Amendment with Thoma

Bravo as described under the section of this Supplement captioned “The Merger—UPDATE TO THE RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER.” After additional discussions of the proposed transaction and the matters summarized for the Anaplan Board at the special meeting and the prior special meeting during the evening on June 5, 2022, the Anaplan Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, are advisable and fair to, and in the best interests of, Anaplan and Anaplan’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (iii) recommended that Anaplan’s stockholders approve the Merger and the adoption of the Merger Agreement, and (iv) resolved that the Merger Agreement and the Merger shall be submitted to Anaplan’s stockholders for approval at a special meeting of Anaplan stockholders duly held in accordance with the DGCL and Anaplan’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws.

Later in the morning on June 6, 2022, the parties executed the Amendment, the Amendment to Equity Commitment Letter, and the Amendment to Limited Guaranty.

Also on June 6, 2022, a press release was issued announcing the Amendment. The press release informed Anaplan’s stockholders that Anaplan would be filing this Supplement as soon as reasonably practicable following signing of the Amendment, and that the Original Special Meeting would be adjourned until a later date to allow Anaplan’s stockholders sufficient time to review this Supplement.

UPDATE TO THE RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER

The following information supplements the disclosures under the heading “Recommendation of the Board of Directors and Reasons for the Merger” beginning on page 47 of the Definitive Proxy Statement.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors, at a meeting held on June 6, 2022, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, are advisable and fair to, and in the best interests of, Anaplan and Anaplan’s stockholders, (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (3) recommended that Anaplan’s stockholders approve the Merger and the adoption of the Merger Agreement, and (4) resolved that the Merger Agreement and the Merger shall be submitted to Anaplan’s stockholders for approval at a special meeting of Anaplan stockholders duly held in accordance with the DGCL and Anaplan’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Reasons for the Recommendation of the Anaplan Board

The Anaplan Board previously evaluated the Original Merger Agreement and the transactions contemplated thereby, and in doing so the Anaplan Board consulted with Anaplan’s senior management, representatives of its financial advisors, Goldman Sachs and Qatalyst Partners, and legal advisors at Gunderson and Skadden and considered, analyzed and relied upon a wide and complex range of factors. Based on these consultations, considerations and analyses, and the factors discussed under the section of the Proxy Statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger” and incorporated by reference herein, on March 20, 2022, the Anaplan Board unanimously determined that entering into the Original Merger Agreement would yield the highest value reasonably available for Anaplan’s stockholders, determined that the Original Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, are advisable and fair to, and in the best interests of, Anaplan and Anaplan’s stockholders.

However, as a result of the events subsequent to the Anaplan Board’s unanimous determination on March 20, 2022 discussed under the section of this Supplement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger”, the Anaplan Board further consulted with Anaplan’s senior management, representatives of its financial advisors, Goldman Sachs and Qatalyst Partners, and legal advisors at Gunderson and Skadden, regarding the merits and risks of seeking to enforce the Merger on the terms of the Original Merger Agreement, including the costs and risks to Anaplan of a protracted dispute, and of entering into the Amendment with Parent and Merger Sub. As discussed above, the Amendment would reduce the price per share payable in the Merger from $66.00 per share to $63.75 per share of Anaplan common stock and enhance closing certainty and provide an expeditious path to closing. After extensive discussions, and after having consulted with its advisors, the Anaplan Board unanimously determined that entering into the Amendment is advisable and fair to and in the best interests of Anaplan and its stockholders while obtaining enhanced closing certainty and a speedy path to closing, and that the price offered by Parent remains the highest price reasonably attainable.

In making its determination and recommendation of the Merger to Anaplan’s stockholders, the Anaplan Board re-considered the factors discussed under the section of the Proxy Statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger” and incorporated by reference herein, on March 20, 2022, and also considered a number of additional factors, including the following (which factors are not necessarily presented in order of relative importance):

Disputed Matters. The Anaplan Board considered the Disputed Matters and the efforts the Company had made to address the concerns raised by Thoma Bravo with respect thereto. The Anaplan Board believes that the Company acted at all times in good faith compliance with the Original Merger Agreement, and that Parent did not at any time have a basis to refuse to close the Merger or to reduce the consideration to be paid pursuant to the Original Merger Agreement.

Threat of Litigation. The Anaplan Board considered the relative positions of each of the Company and Parent, and the probability of success of each of the Company and Parent in the event that the Company determined to sue Parent for specific performance of its obligations under the Original Merger Agreement. The Anaplan Board also considered (i) the risks and potential harms that could arise to the Company and its stockholders if Parent refused to close the Merger as a result of the Disputed Matters, including the risk and uncertainties of prolonged litigation and (ii) the fact that even assuming the Company prevailed in litigation with respect to the Disputed Matters, such litigation could result in considerable costs and risks to the Company and its stockholders, including requiring considerable time and expense, the risk of diversion of management attention, the risk of potential harm to the ongoing business of the Company and damage to its relationships with customers, vendors, business partners and employees.

Anaplan’s Financial Condition and Prospects. The Anaplan Board considered the current and historical financial condition and results of operations of Anaplan, as well as the unlikelihood of consummating a similar transaction with an alternative bidder at a price comparable to or greater than the $66.00 per share purchase price specified in the Original Merger Agreement in light of recent significant declines in the trading prices of technology company stocks, including those of other cloud-based software companies.

Alternative Motivating Factors. The Anaplan Board considered its belief that, given the deterioration of the financial markets following the signing of the Original Merger Agreement, Parent’s complaints with respect to the Disputed Matters and its assertions that it would not be obligated to close the Merger were motivated by a desire to renegotiate the purchase price.

Likelihood of Closing. The Anaplan Board considered the anticipated timing of the closing of the Merger, and concluded that, subject to the satisfaction or waiver of the applicable conditions set forth in the Merger Agreement, the Amendment would provide increased closing certainty for its stockholders and provide a path to close on substantially the same timeline as originally agreed between the Company and Parent. The Anaplan Board believes that such a timeline that is substantially the same would be expected to reduce the uncertainty and potential disruption to the Company’s business during the pendency of the Merger.

Premium to Market Price. The Merger Consideration to be paid by Parent would provide Anaplan’s stockholders with the opportunity to receive a meaningful premium over the market price of the shares of Anaplan common stock prior to the execution of the Original Merger Agreement. The Anaplan Board reviewed the current and historical market prices with respect to the shares of Anaplan common stock, including the fact that Parent’s offer price of $63.75 per share constituted a:

•	discount of approximately (3%) to $66.00, the Merger Consideration payable by Thoma Bravo pursuant to the Original Merger Agreement;

•	discount of approximately (3%) to $65.80, the closing price of Company common stock on June 3, 2022, the last trading day preceding the day that the Amendment was executed;

•	premium of approximately 26% to $50.59, the closing price of Company common stock on March 18, 2022, the last trading day preceding the day that the Original Merger Agreement was executed;

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premium of approximately 52% to $41.99, the unaffected closing price of Company common stock on February 23, 2022, the last full trading day prior to the issuance of a press release that Sachem Head had acquired a stake in Anaplan; and

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premium of approximately 39% to $45.80, the ten-day volume weighted average closing price of the Company common stock, 37% to $46.46, the 30-day volume weighted average closing price of the Company common stock, and 22% to $52.42, the twelve-month volume weighted average closing price of the Company common stock, in each case, ending as of the close of trading on March 18, 2022.

Opinion of Goldman Sachs, Financial Advisor to Anaplan.

The Anaplan Board considered the financial analyses reviewed and discussed with the Anaplan Board by representatives of Goldman Sachs at a meeting of the Anaplan Board on June 6, 2022. At such meeting of the Anaplan Board, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated June 6, 2022, to the Anaplan Board that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the $63.75 in cash per share of Anaplan Common Stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 6, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Anaplan Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Anaplan common stock should vote with respect to the Merger, or any other matter.

Opinion of Qatalyst Partners, Financial Advisor to Anaplan

The Anaplan Board considered the financial analyses reviewed and discussed with the Anaplan Board by representatives of Qatalyst Partners at a meeting of the Anaplan Board on June 6, 2022. At such meeting of the Anaplan Board, Qatalyst Partners rendered to the Anaplan Board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders.

The full text of Qatalyst Partners’ written opinion, dated June 6, 2022, is attached hereto as Annex C and is incorporated by reference herein. Qatalyst Partners’ opinion was provided to the Anaplan Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any holder of shares of Anaplan common stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which Anaplan common stock will trade or otherwise be transferable at any time.

Financial Projections. The Anaplan Board considered the Financial Projections prepared by Anaplan’s senior management team. The Anaplan Board understood that these Financial Projections were based on assumptions and estimates that are difficult to project and were subject to high levels of uncertainty and also significant execution risk.

Ability to Negotiate Increased Offer Price. The Anaplan Board also considered the fact that Parent increased its offer price from its initial offer of $63.00 per share of Anaplan common stock, and also exceeded the offers made by Private Equity Firm A and Private Equity Firm E on March 8, 2022, which such offers were all made at a time when debt and equity capital were more readily available, and the Anaplan Board’s view that the large range of values of offer price proposed by Private Equity Firm C was tactical and Private Equity Firm C was unlikely to submit a final bid at the higher end of its indicated range. The Anaplan Board also believes that, if Thoma Bravo’s position about the Disputed Matters was correct, it is unlikely that any alternative price similar to the price offered by Parent would be offered by any other bidder, and as a result, the Anaplan Board continues to believe that the price offered by Parent is the highest price reasonably attainable.

Merger Agreement. The Anaplan Board considered the revised terms and conditions of the Merger Agreement, including:

•	Reduction in Merger Consideration. The Anaplan Board considered the reduction in the Merger Consideration to $63.75 per share of Company common stock.

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Waivers of Disputed Matters. The Anaplan Board considered the fact that Parent and Merger Sub agreed to unconditionally and irrevocably waive any alleged violation of the Merger Agreement by the Company, including with respect to the Disputed Matters.

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Closing Conditions. The Anaplan Board considered the fact that Parent and Merger Sub agreed to unconditionally and irrevocably waive or otherwise significantly limit the availability of specified closing conditions, thereby increasing the likelihood of the closing occurring.

•

Parent Termination Fee. The Anaplan Board considered the fact that, in connection with Anaplan’s termination of the Merger Agreement under specified circumstances, in particular in connection with Parent’s Failure to Close, Parent would be obligated to pay the Company an increased termination fee of $1,000,000,000, thereby increasing the costs to Thoma Bravo in the event Parent and/or Merger Sub refuses to close the Merger when obligated to do so.

The foregoing discussion of the reasons for the Anaplan Board’s recommendation that Anaplan stockholders vote in favor of adoption of the Merger Agreement is not meant to be exhaustive, but addresses the material information and factors considered by the Anaplan Board in consideration of its recommendation. In view of the wide variety of factors considered by the Anaplan Board in connection with the evaluation of the Merger and the complexity of these matters, the Anaplan Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, the Anaplan Board did not reach any specific conclusion with respect to any of the particular factors considered. Instead, the Anaplan Board conducted an overall analysis of the factors described above and made its determinations and recommendations based on the totality of the information reviewed. The judgments of individual members of the Anaplan Board may have been influenced to a greater or lesser degree by different factors. The Anaplan Board ultimately concluded that, in the aggregate, the potential benefits of the Merger outweighed the potential risks or negative consequences of the Merger.

UPDATE TO OPINIONS OF ANAPLAN’S FINANCIAL ADVISORS

The following information replaces in its entirety the disclosures under the heading “Opinions of Anaplan’s Financial Advisors” beginning on page 54 of the Definitive Proxy Statement as follows:

Opinion of Goldman Sachs, Financial Advisor to Anaplan.

At a meeting of the Anaplan Board held on June 6, 2022, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated June 6, 2022, to the Anaplan Board that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the $63.75 in cash per share of Anaplan common stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 6, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Anaplan Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Anaplan common stock should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	Anaplan’s Registration Statement on Form S-1, including the prospectus contained therein dated October 10, 2018, relating to Anaplan’s initial public offering;

•	annual reports to stockholders and Annual Reports on Form 10-K of Anaplan for the four fiscal years ended January 31, 2022;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Anaplan;

•	certain other communications from Anaplan to its stockholders;

•	certain publicly available research analyst reports for Anaplan; and

•	the Financial Projections prepared by Anaplan’s management and approved for Goldman Sachs’ use by Anaplan.

Goldman Sachs also held discussions with members of the senior management of Anaplan regarding their assessment of the past and current business operations, financial condition and future prospects of Anaplan; reviewed the reported price and trading activity for the shares of Anaplan common stock; compared certain financial and stock market information for Anaplan with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Anaplan Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Anaplan Board that the Financial Projections were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Anaplan. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Anaplan or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs assumed that the Merger would be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of Anaplan to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Anaplan; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of its opinion, to the holders (other than Parent and its affiliates) of shares of Anaplan common stock, of the $63.75 in cash per share of Anaplan common stock to be paid to the holders of such shares pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Anaplan; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Anaplan, or class of such persons, in connection with the Merger, whether relative to the $63.75 in cash per share of Anaplan common stock to be paid to the holders of shares of Anaplan common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion also does not express any view on, and does not address, the $63.75 in cash per share of Anaplan common stock to be paid to the holders of shares of Anaplan common stock pursuant to the Merger Agreement as compared to the consideration per share of Anaplan common stock that was to be paid to the holders of shares of Anaplan common stock pursuant to the Original Merger Agreement, the legal rights of the parties under the Original Merger Agreement, or Anaplan’s decision to enter into the Amendment and to supersede the terms and conditions of the Original Merger Agreement by those of the Merger Agreement. Goldman Sachs’ opinion did not express any opinion as to the prices at which the shares of Anaplan common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Anaplan, Parent or the Merger, or as to the impact of the Merger on the solvency or viability of Anaplan or Parent or the ability of Anaplan or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to it as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Anaplan Board in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of Anaplan common stock should vote with respect to the Merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the Anaplan Board in connection with rendering to the Anaplan Board the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 3, 2022, the last trading day before the public announcement of the Merger Agreement, and is not necessarily indicative of current market conditions.

Implied Transaction Premia and Multiples Analysis

Based on the Merger Consideration of $63.75 in cash per share of Anaplan common stock, Goldman Sachs calculated the following premia:

•

the Merger Consideration as a premium to the closing price of Anaplan common stock on June 3, 2022 the last trading day prior to June 6, 2022, the date on which Goldman Sachs rendered its opinion to the Anaplan Board in connection with the Merger Agreement;

•	the Merger Consideration as a premium to the closing price of Anaplan common stock on March 18, 2022;

•

the Merger Consideration as a premium to the share prices implied by applying the mean and median share price performance of certain selected growth software companies, as described below in the section captioned “—Selected Public Company Comparables”, since March 18, 2022 of (24.2)% and (25.7)%, respectively;

•	the Merger Consideration as a premium to the closing price of Anaplan common stock on March 8, 2022, the initial bid date;

•	the Merger Consideration as a premium to the intraday price of Anaplan common stock immediately prior to the first report of a potential activist investor stockholding in Anaplan on February 24, 2022;

•	the Merger Consideration as a premium to the closing price of Anaplan Common Stock on March 17, 2022, the date that Sachem Head and Corvex filed their respective Schedule 13D for Anaplan common stock;

•

the Merger Consideration as a premium to the price of Anaplan common stock immediately prior to the filing of Anaplan’s financial results for the fiscal quarter and full fiscal year ended January 31, 2022 on March 2, 2022;

•	the Merger Consideration as a premium to the volume weighted average prices (“VWAP”) of Anaplan common stock over the ten-day period ended March 18, 2022;

•	the Merger Consideration as a premium to the VWAP of Anaplan common stock over the thirty-day period ended March 18, 2022;

•	the Merger Consideration as a premium to the highest closing price of Anaplan common stock achieved during the 52-week period ended on March 18, 2022;

•	the Merger Consideration as a premium to the lowest closing price of Anaplan common stock achieved during the 52-week period ended on March 18, 2022;

The results of these analyses are summarized as follows:

Premium to
Current Price	(3)%
Unaffected Price	26%
Share Price Implied by Peer Mean/Median Share Price Performance	66	%-70%
Initial Bid Date Price	42%
Pre-Activist Rumors Price	47%
Pre-Schedule 13D Filings Price	36%
Pre-Earnings Price	37%
10-Day VWAP	39%
30-Day VWAP	37%
52-Week High	(6)%
52-Week Low	56%

Illustrative Discounted Cash Flow Analysis

Using the Financial Projections, Goldman Sachs performed an illustrative discounted cash flow analysis of Anaplan to derive a range of illustrative present values per share of Anaplan common stock. Using the mid-year convention for cash flows and discount rates ranging from 12.0% to 14.0%, reflecting estimates of Anaplan’s weighted average cost of capital, Goldman Sachs discounted to present value as of April 30, 2022 (i) estimates of unlevered free cash flow for Anaplan, as reflected in the Financial Projections and referred to as “Unlevered Free Cash Flow (Less Stock Based Compensation and Excluding Cash Tax Savings from NOLs)” in the section of this Proxy Statement captioned “The Merger—Certain Financial Projections,” for the years 2023 through 2032 and (ii) a range of illustrative terminal values for Anaplan, which were calculated by applying an illustrative range of terminal year multiples ranging from 25.0x to 35.0x, to an estimated terminal year next twelve months, or “NTM,” unlevered free cash flow to be generated by Anaplan, as provided by management of Anaplan and approved for Goldman Sachs’ use by management of Anaplan. Based on the foregoing, Goldman Sachs also calculated implied terminal value to NTM revenue multiples which ranged from 3.4x to 4.8x. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, or the “CAPM”, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of terminal year multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account current enterprise value to unlevered free cash flow multiples of certain selected scaled software companies, as described below in the section captioned “—Selected Public Company Comparables”.

Goldman Sachs derived a range of illustrative enterprise values for Anaplan by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Anaplan the net debt of Anaplan of ($287.7) million as of April 30, 2022 and added the $158 million in net present value of cash tax savings from federal net operating losses, as provided by the management of Anaplan and approved for Goldman Sachs’ use by the management of Anaplan, to derive a range of illustrative equity values for Anaplan. Goldman Sachs then divided the range of illustrative equity values it derived by a range of 162.8 million to 163.3 million fully diluted outstanding shares of Anaplan, as provided by the management of Anaplan and approved for Goldman Sachs’ use by management of Anaplan, calculated using the treasury stock method, to derive a range of illustrative present values per share of Anaplan common stock ranging from $41.64 to $66.70.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Anaplan common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future NTM revenue and assumed one-year forward enterprise value to revenue multiples. For this analysis, Goldman Sachs used the Financial Projections for each of the fiscal years 2024 through 2026. Goldman Sachs first calculated the implied enterprise values for Anaplan as of January 31 for each of the years 2023 to 2025 by applying enterprise value to NTM revenue multiples of 6.5x to 10.5x to revenue estimates contained in the Financial Projections for each of the fiscal years 2024 to 2026. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical enterprise value to NTM revenue multiples for Anaplan and certain selected growth software companies, as described in the section below captioned “—Selected Public Company Comparables.” Goldman Sachs then subtracted the amount of Anaplan’s forecasted net debt (defined as gross financial debt less cash) of ($315) million as of January 31, 2023, ($353) million as of January 31, 2024 and ($477) million as of January 31, 2025, in each case as provided by the management of Anaplan and approved for Goldman Sachs’ use by the management of Anaplan, from the range of implied enterprise values to derive a range of illustrative equity values for Anaplan as of January 31 of each of the years 2023 to 2025. Goldman Sachs then divided the results by the 165.1 million, 171.5 million and 177.6 million projected fully diluted shares of Anaplan common stock, calculated using the treasury stock method, as of January 31 of each of the years 2023 to 2025, respectively, as provided by the management of Anaplan and approved for Goldman Sachs’ use by the management of Anaplan, to derive a range of implied future equity values per share. Goldman Sachs then discounted these implied equity values per share back to April 30, 2022 using an illustrative discount rate of 13.1% to derive implied present values of future shares prices as of April 30, 2022. The illustrative discount rate of 13.1% reflected an estimate of Anaplan’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Anaplan common stock of $38.35 to $76.46.

Selected Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the software industry announced between 2016 and 2022. For each of the selected transactions, Goldman Sachs calculated the estimated transaction enterprise value, which is (x) the announced per share consideration paid or payable in the applicable transaction multiplied by the number of fully diluted outstanding shares of the target company plus (y) the net debt of the target company, in each case based on data obtained from public filings. Goldman Sachs then calculated and compared the estimated transaction enterprise value (x) as a multiple of the target’s estimated NTM revenue from the announcement date of the transaction (which we refer to as the “NTM revenue multiple”) and (y) as a growth-adjusted multiple of the target’s estimated NTM revenue from the announcement date of the transaction (which we refer to as the “growth-adjusted NTM revenue multiple”), in each case based on Institutional Broker’s Estimate System consensus estimates and Wall Street Research.

Announcement Date	Acquiror	Target	NTM Revenue Multiple
April 2016	Vista Equity Partners Management, LLC	Cvent, Inc.	6.5x
May 2016	Vista Equity Partners Management, LLC	Marketo, Inc.	5.9x
June 2016	salesforce.com, inc.	Demandware, Inc.	8.9x
June 2016	Thoma Bravo, L.P.	Qlik Technologies Inc.	3.6x
July 2016	Oracle Corporation	NetSuite Inc.	9.1x
December 2017	Oracle Corporation	Aconex Limited	8.1x
January 2018	SAP SE	Callidus Software Inc.	8.3x
March 2018	salesforce.com, inc.	MuleSoft, Inc.	15.7x
October 2018	Twilio Inc.	SendGrid, Inc.	11.5x

Announcement Date	Acquiror	Target	NTM Revenue Multiple
November 2018	Vista Equity Partners Management, LLC	Apptio Inc.	7.0x
November 2018	Veritas Capital Fund Management, L.L.C. & Evergreen Coast Capital Corp.	athenahealth, Inc.	3.9x
February 2019	Hellman & Friedman LLC	The Ultimate Software Group, Inc.	8.4x
December 2019	Thoma Bravo, L.P.	Instructure Holdings, Inc.	6.5x
December 2020	salesforce.com, inc.	Slack Technologies, Inc.	28.4x
December 2020	Thoma Bravo, L.P.	RealPage, Inc.	8.2x
March 2021	Thoma Bravo, L.P.	Talend S.A.	7.4x
April 2021	Microsoft Corporation	Nuance Communications, Inc.	14.2x
April 2021	Thoma Bravo, L.P.	Proofpoint Inc.	9.4x
July 2021	Thoma Bravo, L.P.	Medallia, Inc.	10.8x
December 2021	SS&C Technologies Holdings, Inc.	Blue Prism Group PLC	5.8x
April 2022	Thoma Bravo, L.P.	SailPoint Technologies Holdings, Inc.	13.3x
April 2022	Kaseya, Insight Partners	Datto Holding Corp.	8.3x

While none of the selected transactions or companies that participated in the selected transactions are directly comparable to the Merger or Anaplan, the companies that participated in the selected transactions are companies with operations, results, market sizes and product profiles that, for the purposes of analysis, may be considered similar to certain of those of Anaplan.

The foregoing analysis indicated an overall median NTM revenue multiple for the selected transactions of 8.3x, a median NTM revenue multiple for the selected transactions involving a strategic acquirer of 9.1x and a median NTM revenue multiple for the selected transactions involving a financial acquirer of 7.4x. Using this analysis and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative NTM revenue multiples of 8.0x to 12.0x to the next twelve months revenue of Anaplan reflected in the Financial Projections to derive a range of implied enterprise values for Anaplan. Goldman Sachs then subtracted from the range of implied enterprise values the net debt of Anaplan of ($287.7) million as of April 30, 2022, as provided by the management of Anaplan and approved for Goldman Sachs’ use by the management of Anaplan, to derive a range of illustrative equity values for Anaplan. Goldman Sachs divided the results by a range of 162.9 million to 163.2 million fully diluted outstanding shares of Anaplan common stock, calculated using the treasury stock method, as provided by the management of Anaplan and approved for Goldman Sachs’ use by the management of Anaplan, to derive a range of implied values per share of Anaplan common stock, rounded to the nearest dollar, of $42 to $62.

Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for 153 all-cash acquisition transactions announced from 2012 through June 2022, involving a public technology, media or telecommunication company based in the United States as the target where the disclosed enterprise value for the transaction was greater than $1 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the transactions relative to the target’s last closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 29% across the period. This analysis also indicated a 25th percentile premium of 18% and 75th percentile premium of 44% across the period. Using this analysis and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 18% to 44% to the undisturbed closing price per share of Anaplan common stock of $50.59 as of March 18, 2022 and calculated a range of implied equity values per share of Anaplan common stock, rounded to the nearest dollar, of $60 to $73.

Selected Public Company Comparables

Goldman Sachs reviewed and compared certain financial and stock market information for the following high-growth publicly traded corporations in the software industry, which are collectively referred to as the “selected growth software companies”:

•	Bill.com Holdings, Inc.

•	Okta, Inc.

•	Workiva Inc.

•	Coupa Software Incorporated

•	Avalara, Inc.

•	BlackLine, Inc.

•	Smartsheet Inc.

•	DocuSign, Inc.

•	Twilio Inc.

Goldman Sachs also reviewed and compared certain financial and stock market information for the following publicly traded corporations in the mature software industry, which are collectively referred to as the “selected scaled software companies”:

•	Workday, Inc.

•	ServiceNow, Inc.

•	Intuit Inc.

•	Palo Alto Networks, Inc.

•	Microsoft Corporation

•	Salesforce, Inc.

•	Adobe Inc.

•	Autodesk, Inc.

The selected growth software companies and the selected scaled software companies are collectively referred to as the “comparable companies.” Although none of the comparable companies is directly comparable to Anaplan, the companies included were chosen because they are publicly traded companies in the growth software industry and scaled software industry, respectively, with operations that for purposes of analysis may be considered similar to certain operations of Anaplan.

Goldman Sachs calculated and compared (i) the enterprise value as of June 3, 2022 as a multiple of revenue for Anaplan and the selected growth software companies for calendar year 2022 and (ii) the enterprise value as of June 3, 2022 as a multiple of unlevered free cash flows for the selected scaled software companies for calendar year 2022, in each case based on financial and trading data as of June 3, 2022 and information from Wall Street Research, publicly available historical and market data and IBES estimates.

The results of this analysis are summarized as follows:

Selected Growth Software Companies	NTM Revenue Multiples
Bill.com Holdings, Inc.	15.5x
BlackLine, Inc.	9.0x
Avalara, Inc.	8.2x
Okta, Inc.	8.2x
Coupa Software Incorporated	7.8x
Workiva Inc.	6.9x
DocuSign, Inc.	6.6x
Smartsheet Inc.	5.8x
Twilio Inc.	3.5x
Anaplan (based on Wall Street Research and publicly available information)	10.1x

Selected Scaled Software Companies	Enterprise Value / Unlevered Free Cash Flow Multiples
ServiceNow, Inc.	37.9x
Workday, Inc.	31.0x
Intuit Inc.	28.1x
Microsoft Corporation	26.7x
Salesforce, Inc.	25.9x
Palo Alto Networks, Inc.	25.2x
Adobe Inc.	25.0x
Autodesk, Inc.	24.8x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Anaplan or the Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Anaplan Board as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of Anaplan common stock of the $63.75 in cash per share of Anaplan common stock to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Anaplan, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations between Anaplan and Parent and was approved by the Anaplan Board. Goldman Sachs provided advice to Anaplan during these negotiations. Goldman Sachs did not, however, recommend any specific merger consideration to Anaplan or the Anaplan Board or that any specific merger consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Anaplan Board was one of many factors taken into consideration by the Anaplan Board in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other Anaplan, Parent, any of their respective affiliates and third parties and Thoma Bravo, which is an affiliate of a significant equityholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the Merger.

Goldman Sachs acted as financial advisor to Anaplan in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services Anaplan and/or its affiliates companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor in connection with Anaplan’s activism preparedness. During the two year period ended June 5, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Anaplan and/or its affiliates of approximately $2 million.

Goldman Sachs has also provided certain financial advisory and/or underwriting services to Thoma Bravo and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner with respect to the initial public offering of McAfee Corp. (“McAfee”), a portfolio company of Thoma Bravo, of 42,550,000 shares of its Class A common stock in October 2020; as financial advisor to Thoma Bravo with respect to its acquisition of RealPage, Inc. in April 2021; as bookrunner with respect to the initial public offering by Thoma Bravo Advantage, an affiliate of Thoma Bravo, of 100,000,000 units in January 2021; as financial advisor to McAfee in the sale of certain assets of its enterprise business in March 2021; as financial advisor to Thoma Bravo, with respect to its acquisition of Proofpoint, Inc. in August 2021; as bookrunner with respect to a public offering of 23,000,000 shares of McAfee Class A common stock in September 2021; and as financial advisor to McAfee with respect to its sale in March 2022. During the two year period ended June 5, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Thoma Bravo and/or its affiliates and portfolio companies of approximately $175 million.

Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Anaplan, Parent, Thoma Bravo, and their respective affiliates and, as applicable, portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Thoma Bravo and their respective affiliates from time to time and may have invested in limited partnership interests of affiliates of Thoma Bravo from time to time and may do so in the future.

The Anaplan Board selected Goldman Sachs as one of its financial advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

Pursuant to a letter agreement dated February 24, 2022, Anaplan engaged Goldman Sachs to act as one of its financial advisors in connection with the Merger. The engagement letter between Anaplan and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $55 million, $3 million of which became payable upon the presentation by Goldman Sachs to the Anaplan Board of the final results of the study Goldman Sachs undertook to determine whether it was able to render a fairness opinion in connection with the Original Merger Agreement and the delivery of its opinion, and the remainder of which is contingent upon the consummation of the Merger. In addition, Anaplan has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Qatalyst Partners, Financial Advisor to Anaplan.

Anaplan retained Qatalyst Partners to act as one of its financial advisors in connection with a potential transaction such as the Merger and to evaluate whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Anaplan selected Qatalyst Partners to act as Anaplan’s financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Anaplan and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this Proxy Statement. At the meeting of the Anaplan Board on June 6, 2022, Qatalyst Partners rendered to the Anaplan Board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated June 6, 2022, to the Anaplan Board following the meeting of the Anaplan Board.

The full text of Qatalyst Partners’ written opinion, dated June 6, 2022, is attached hereto as Annex C and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. The holders of Anaplan common stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Anaplan Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any holder of shares of Anaplan common stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which Anaplan common stock will trade or otherwise be transferable at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this Proxy Statement as Annex C.

In arriving at its opinion, Qatalyst Partners reviewed a draft of the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of Anaplan. Qatalyst Partners also reviewed the Financial Projections prepared by the management of Anaplan, described in the section below captioned “—Projected Financial Information.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Anaplan with senior management of Anaplan. Qatalyst Partners also reviewed the historical market prices and trading activity for Anaplan common stock and compared the financial performance of Anaplan and the prices and trading activity of Anaplan common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Anaplan. With respect to the Financial Projections, Qatalyst

Partners was advised by the management of Anaplan, and Qatalyst Partners assumed based on discussions with the management and board of Anaplan, that the Financial Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Anaplan of the future financial performance of Anaplan and other matters covered thereby. Qatalyst Partners assumed that the terms of the draft Merger Agreement reviewed by Qatalyst Partners would not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Anaplan or the contemplated benefits expected to be derived in the Merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Anaplan or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Anaplan as to the existing and future technology and products of Anaplan and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Anaplan to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Anaplan. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent), and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Anaplan or any of its affiliates, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated June 6, 2022. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the Financial Projections, described in the section below captioned “The Merger—Certain Financial Projections”, and third-party research analyst consensus estimates as of June 3, 2022 (which are referred to as the “street case”). Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Anaplan common stock as of April 30, 2022 (which is the end of Anaplan’s most recent completed fiscal quarter and most recent balance sheet date) by:

•	adding:

(a)

the implied net present value of the estimated future unlevered free cash flows (which are referred to as the “UFCF”) of Anaplan, based on the Financial Projections for the fiscal year ending January 31, 2023 through fiscal year 2031 (which implied present value was calculated using a range of discount rates of 12.0% to 16.0%, based on an estimated weighted average cost of capital for Anaplan);

(b)

the implied net present value of a corresponding terminal value of Anaplan, calculated by multiplying Anaplan’s estimated UFCF of approximately $1.253 billion in fiscal year 2032, based on the Financial Projections (assuming a long-term cash tax rate of 18.5%, as provided by Anaplan management), by a range of fully diluted enterprise value to next-twelve-months’ estimated UFCF multiples of 16.0x to 25.0x (which were chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in item (a) above;

(c)

the cash and cash equivalents of Anaplan as of April 30, 2022, which were approximately $304 million as reported in Anaplan’s Form 10-Q for the fiscal quarter ended April 30, 2022, which was filed on June 2, 2022; and

(d)

the implied net present value of estimated federal tax savings due to its net operating losses for the fiscal years 2032 and beyond, which were reported by management as approximately $1.3 billion as of April 30, 2022, discounted to present value using the same range of discount rates used in item (a) above, generating a present value of between approximately $25 million to $35 million; and

•	subtracting:

(a)

the value of Anaplan’s finance leases, as of April 30, 2022, which were approximately $16 million, as reported in Anaplan’s Form 10-Q for the fiscal quarter ended April 30, 2022, which was filed on June 2, 2022; and

•

dividing the resulting amount by the number of fully diluted shares of Anaplan common stock outstanding (calculated utilizing the treasury stock method, which takes into account outstanding stock options, restricted stock units and performance share units, all as provided by Anaplan management) as of June 5, 2022, with each of the above-referenced estimated future UFCFs, terminal value and federal tax savings due to net operating losses for the fiscal years 2032 and beyond having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (approximately 2.0% to 4.6% annually throughout the projection period) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by Anaplan management.

Based on the calculations set forth above, this analysis implied a range of values for Anaplan common stock of approximately $36.95 to $67.52 per share.

Illustrative Selected Companies Analysis

Qatalyst Partners reviewed and compared selected financial information and public market multiples for Anaplan with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to Anaplan, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

Based upon third-party research analyst consensus estimates as of June 3, 2022 and using the closing prices as of June 3, 2022 for shares of the selected companies, Qatalyst Partners calculated, among other things, the fully-diluted enterprise value divided by the estimated consensus revenue for the calendar year 2022 (which are referred to as the “CY2022E revenue multiples”), for each of the selected companies, as shown below:

Selected Companies	CY2022E Revenue Multiple	Enterprise Value ($M)
Five9 Inc.	9.9x	$7,626
BlackLine, Inc.	9.8x	5,157
Avalara, Inc.	9.0x	7,835
Coupa Software Incorporated	8.5x	7,018
Workiva Inc.	7.5x	3,988
DocuSign, Inc.	7.1x	17,357
Smartsheet Inc.	6.5x	4,804
Qualtrics, LLC	6.2x	8,866
RingCentral, Inc.	3.9x	7,781

Based on an analysis of the CY2022E revenue multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 6.0x to 10.0x.

Qatalyst Partners then applied this range to Anaplan’s estimated revenue for calendar year 2022, based on the Financial Projections and based on the street case. Based on the fully diluted shares of Anaplan common stock outstanding as of June 5, 2022 (calculated utilizing the treasury stock method), this analysis implied (a) a range of values for Anaplan common stock of approximately $30.18 to $48.98 per share based on the Financial Projections for calendar year 2022 and (b) a range of values for Anaplan common stock of approximately $29.31 to $47.53 per share based on the street case for calendar year 2022.

No company included in the selected companies analysis is identical to Anaplan. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Anaplan, such as the impact of competition on Anaplan’s business or the industry in general, industry growth and the absence of any material adverse change in Anaplan’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Illustrative Selected Transactions Analysis

Qatalyst Partners compared twenty-five selected public company transactions, including transactions involving companies participating in similar lines of business to Anaplan or with similar business models, similar financial performance or other relevant or similar characteristics.

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (a) the implied fully diluted enterprise value of the target company as a multiple of last-twelve-months’ revenue of the target company (which are referred to as the “LTM revenue multiples”) and (b) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ revenue of the target company (which are referred to as the “NTM revenue multiples”).

Announcement Date	Target	Acquiror	LTM Revenue Multiple	NTM Revenue Multiple	FD Enterprise Value ($M)
12/01/20	Slack Technologies, Inc.	Salesforce.com, inc.	37.4x	29.0x	28,753
03/20/18	MuleSoft, Inc.	Salesforce.com, inc.	21.8x	15.7x	6,451
04/11/22	Sailpoint Technologies Holdings, Inc.	Thoma Bravo, L.P.	15.7x	13.3x	6,881
10/15/18	SendGrid, Inc.	Twilio Inc.	14.3x	11.5x	1,841
07/26/21	Medallia, Inc.	Thoma Bravo, L.P.	13.0x	10.8x	6,446

Announcement Date	Target	Acquiror	LTM Revenue Multiple	NTM Revenue Multiple	FD Enterprise Value ($M)
04/26/21	Proofpoint Inc.	Thoma Bravo, L.P.	10.8x	9.4x	11,313
07/28/16	NetSuite Inc.	Oracle Corporation	11.8x	9.1x	9,388
06/01/16	Demandware, Inc.	salesforce.com, inc.	11.2x	8.9x	2,835
03/08/21	Pluralsight, Inc.	Vista Equity Partners Management, LLC	9.8x	8.4x	3,823
02/04/19	The Ultimate Software Group, Inc.	Investors Group Inc.	10.0x	8.4x	10,892
01/29/18	Callidus Software Inc.	SAP SE	9.8x	8.3x	2,356
04/11/22	Datto Holding Corp.	Kaseya Inc. & Insight Venture Management, LLC	9.7x	8.3x	6,011
12/21/20	RealPage, Inc.	Thoma Bravo, L.P.	9.1x	8.2x	10,186
12/17/17	Aconex Limited	Oracle Corporation	9.4x	8.1x	1,207
06/12/19	Medidata Solutions, Inc.	Dassault Systèmes SE	8.8x	7.5x	5,785
03/10/21	Talend S.A.	Thoma Bravo, L.P.	8.5x	7.4x	2,449
11/11/18	Apptio Inc.	Vista Equity Partners Management, LLC	8.1x	7.0x	1,823
12/24/18	Mindbody, Inc.	Vista Equity Partners Management, LLC	7.8x	6.7x	1,888
04/18/16	Cvent, Inc.	Vista Equity Partners Management, LLC	8.0x	6.5x	1,502
12/04/19	Instructure Holdings, Inc.	Thoma Bravo, L.P.	7.7x	6.5x	1,887
08/01/16	Fleetmatics Group PLC	Verizon Communications Inc.	7.6x	6.3x	2,371
05/31/16	Marketo, Inc.	Vista Equity Partners Management, LLC	7.5x	5.9x	1,700
12/01/21	Blue Prism Group PLC	SS&C Technologies Holdings, Inc.	7.2x	5.8x	1,483
11/11/18	athenahealth, Inc.	Veritas Capital Fund Management, L.L.C. & Evergreen Coast Capital Corp.	4.3x	3.9x	5,649
05/18/16	inContact, Inc.	NICE Ltd.	4.2x	3.6x	973

Based on the analysis of the LTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 9.0x to 20.0x then applied this range to Anaplan’s last-twelve months’ revenue (calculated as the four quarters ended on April 30, 2022). Based on the fully diluted shares of Anaplan common stock outstanding as of June 5, 2022 (calculated utilizing the treasury stock method), this analysis implied a range of values for Anaplan common stock of approximately $36.70 to $79.05 per share.

Based on the analysis of the NTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 8.0x to 15.0x then applied this range to Anaplan’s estimated next-twelve-months’ revenue (calculated as the four quarters ending on April 30, 2022) based on the street case. Based on the fully diluted shares of Anaplan common stock outstanding as of June 5, 2022 (calculated utilizing the treasury stock method), this analysis implied a range of values for Anaplan common stock of approximately $40.52 to $74.17 per share.

No company or transaction utilized in the selected transactions analysis is identical to Anaplan or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Anaplan’s control, such as the impact of competition on Anaplan’s business or the industry generally, industry growth and the absence of any material adverse change in Anaplan’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected transactional data. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the Merger by the Anaplan Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Anaplan. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Anaplan. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent), to such holders. These analyses do not purport to be appraisals or to reflect the price at which Anaplan common stock might actually trade or otherwise be transferable at any time.

Qatalyst Partners’ opinion and its presentation to the Anaplan Board was one of many factors considered by the Anaplan Board in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Anaplan Board with respect to the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent) or of whether the Anaplan Board would have been willing to agree to different consideration. The Merger Consideration payable in the Merger was determined through arm’s-length negotiations between Anaplan and Thoma Bravo and was approved by the Anaplan Board. Qatalyst Partners provided advice to Anaplan during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Anaplan or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Anaplan, Parent or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Anaplan or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates, other than delivering an opinion to the Board of Directors of the Company dated March 20, 2022 pursuant to this engagement, in connection with which Qatalyst Partners became entitled to be paid a fee for its services; however, Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Anaplan or Parent and their respective affiliates for which Qatalyst Partners would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided Anaplan with financial advisory services in connection with the Merger for which it will be paid an amount currently estimated at approximately $55 million, $150,000 of which was payable upon the execution of the engagement letter and $3 million of which was payable upon delivery of an opinion on March 20, 2022 (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, consummation of the Merger. Anaplan has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Anaplan has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and certain expenses related to or arising out of Qatalyst Partners’ engagement.

UPDATE TO INTERESTS OF ANAPLAN’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

The following information replaces in its entirety the disclosures under the subheadings “Certain Assumptions,” “Equity Interests of Anaplan’s Executive Officers and Non-Employee Directors” and “Golden Parachute Compensation” under the heading “Interests of Anaplan’s Directors and Executive Officers in the Merger” beginning on page 71 of the Definitive Proxy Statement as follows:

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the section below captioned “—Golden Parachute Compensation” were used:

•

the effective time is June 6, 2022, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (which we refer to as the “assumed effective time”);

•	the relevant price per share of Anaplan’s common stock is $63.32 per share, which is the closing price of Anaplan common stock as of the assumed effective time; and

•

the employment of each executive officer of Anaplan is terminated in an “involuntary termination without cause” or due to the executive officer’s resignation for “good reason” (as each such term is defined in the applicable plan), in each case, immediately following the assumed effective time.

Equity Interests of Anaplan’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards that are in-the-money (at the Merger Consideration, in the case of Company Stock Options) and are held by each of Anaplan’s executive officers and non-employee directors, in each case that either are vested or that will or may vest in connection with the Merger, assuming that the Effective Time occurs on June 6, 2022. A portion of the unvested shares underlying Company Stock Options held by our officers and directors are early exercisable and therefore subject to certain rights of repurchase by Anaplan. The table also sets forth the values of these shares and equity awards based on the Merger Consideration (minus the applicable exercise price for the in-the-money options).

Name	Shares Held (#)		Shares Held ($)	Options Held (#)(1)	Options Held ($)	Restricted stock units Held (#)(2)	Restricted stock units Held ($)	Total ($)
Frank Calderoni	1,134,351	(3)	71,827,105	2,576,991	136,289,085	339,075	21,470,229	229,586,420
Vikas Mehta	39,427		2,496,518	0	0	238,381	15,094,285	17,590,803
Ana Pinczuk	54,867		3,474,178	174,746	4,340,307	204,708	12,962,111	20,776,596
William Schuh	21,690		1,373,411	0	0	202,688	12,834,204	14,207,615
David H. Morton, Jr.	1,212	(4)	76,744	0	0	0	0	76,744
Vivie Lee	1,173	(5)	74,274	0	0	0	0	74,274

Name	Shares Held (#)		Shares Held ($)	Options Held (#)(1)	Options Held ($)	Restricted stock units Held (#)(2)	Restricted stock units Held ($)	Total ($)
Robert E. Beauchamp	55,567		3,518,502	137,770	7,271,571	3,537	223,963	11,014,037
Susan L. Bostrom	8,567		542,462	147,770	8,370,421	3,537	223,963	9,136,847
David Conte	258,567		16,372,462	2,770	51,771	3,537	223,963	16,648,197
Allan Leinwand	5,557		351,869	594	3,107	3,537	223,963	578,939
Brooke Major-Reid	1,676		106,124	0	0	3,537	223,963	330,087
Sandesh Patnam	2,122,687	(6)	134,408,541	2,770	51,771	3,537	223,963	134,684,275
Suresh Vasudevan	8,757		554,493	2,974	57,408	3,537	223,963	835,864
Yvonne Wassenaar	6,480		410,314	1,342	19,486	3,537	223,963	653,762

(1)

The directors and executive officers hold options to purchase an aggregate of 3,047,727 shares of common stock as set forth in this column. All such options are “in-the-money” and are either vested or will accelerate upon a change in control, assuming each of the executive officers will be subject to an “involuntary termination without cause” or will resign for “good reason” (any such termination or resignation, a “qualifying termination”), in each case, immediately following the assumed effective time of the change in control. The directors and executive officers hold no outstanding options to purchase Anaplan common stock that are “out-of-the-money.”

(2)

The amounts set forth in this column assume termination of employment in connection with the Merger and, in the aggregate, payment for 1,013,148 unvested restricted stock units held by the directors and executive officers.

(3)

Consists of (i) 752,892 shares of common stock held by Mr. Calderoni, (ii) 381,459 shares of common stock held by Frank Calderoni & Brenda Zawatski Living Trust U/A/D 3/11/05, of which Mr. Calderoni and his wife are trustees and beneficiaries.

(4)	As of March 7, 2022, based on information provided to the Company by Mr. Morton, a former executive officer.
(5)	As of March 11, 2022, based on information provided to the Company by Ms. Lee, a former executive officer.
(6)

Consists of (i) 59,283 shares of common stock by Mr. Patnam, (ii) 2,063,404 shares of common stock held by Napean Trading and Investment Company (Singapore) Pte. Ltd., an entity affiliated with Premji Invest. Mr. Patnam is affiliated with Premji Invest and as such Mr. Patnam may be deemed to have voting and investment power with respect to shares held by Napean Trading and Investment Co (Singapore) Pte. Ltd. Mr. Patnam disclaims beneficial ownership of the shares held by Napean Trading and Investment Co (Singapore) Pte. Ltd. except to the extent of any pecuniary interest therein.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation. The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger was consummated on June 6, 2022, and that the employment of each of the named executive officers was immediately terminated either by Anaplan without cause or as a result of the officer’s resignation with good reason. Anaplan’s executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the Merger. Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.

The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions described above under the section captioned “The Merger—Interests of Anaplan’s Directors and Executive Officers in the Merger—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this Proxy Statement. All dollar amounts set forth below have been rounded. Some of the assumptions are based on information not currently available, and as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Frank Calderoni	$1,350,000	$27,367,910	$55,175	$28,773,084
Vikas Mehta	$735,000	$15,094,285	$9,436	$15,838,721
Ana Pinczuk	$700,000	$14,540,697	$11,979	$15,252,676
William Schuh	$840,000	$12,834,204	$36,783	$13,710,987
David H Morton, Jr. (4)	—	—	—	—
Vivie Lee (4)	—	—	—	—

(1)

For Mr. Calderoni, this amount represents a single lump-sum payment equal to 18 months of his base salary and 150% achievement of his target bonus for fiscal 2023, payable by the Company. For Mr. Mehta, Mrs. Pinczuk and Mr. Schuh, this amount represents a single lump-sum payment equal to 12 months of their base salary and 100% achievement of their target bonus for fiscal year 2023, payable by the Company. Neither Mr. Morton nor Ms. Lee would be entitled to receive any severance benefits as the result of a termination of employment in connection with the Merger due to their earlier terminations of employment with Anaplan.

(2)

For all named executive officers other than Mr. Morton and Ms. Lee, this amount includes the full acceleration and cancellation of all unvested equity, including Company Stock Options and Company RSUs with the acceleration deemed at 100% of the target level for any Company Performance RSUs for which performance would not yet be determined, assuming that the Merger was consummated on June 6, 2022.

(3)

Represents a single lump-sum payment of 18 months of continued health benefits, for Mr. Calderoni, and a single lump-sum payment of 12 months of continued health benefits for Mr. Mehta, Mrs. Pinczuk and Mr. Schuh, each payable by the Company.

(4)

Mr. Morton and Ms. Lee ceased providing services to Anaplan in July 2021 and October 2021, respectively. As such, they are not eligible for any additional compensation in connection with the Merger; accordingly, there are no amounts to report for them due to their earlier terminations of employment with Anaplan.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Anaplan, Inc.

Attn: Corporate Secretary

50 Hawthorne Street

San Francisco, California 94105

Phone: (415) 742-8199

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.anaplan.com. The information included on our website is not incorporated by reference into this Proxy Statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

509 Madison Avenue

Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 561-6945

Stockholders Call Toll Free: (800) 662-5200

Email: PLAN@investor.morrowsodali.com

Annex A

EXECUTION VERSION

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of June 6, 2022 (the “Amendment Date”), by and among Alpine Parent, LLC, a Delaware limited liability company (“Parent”), Alpine Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Anaplan, Inc., a Delaware corporation (the “Company”), amends that certain Agreement and Plan of Merger, dated as of March 20, 2022, by and among Parent, Merger Sub and the Company (the “Merger Agreement”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement.

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into the Merger Agreement on March 20, 2022;

WHEREAS, the parties hereto disagree as to whether certain actions taken, or the failure to take certain actions, by the Company prior to the Amendment Date would constitute an inaccuracy under, a breach or violation of or a failure to comply with the Merger Agreement;

WHEREAS, without deciding whether or not such actions taken, or the failure to take such actions, by the Company prior to the Amendment Date may constitute an inaccuracy under, a breach or violation of or a failure to comply with the Merger Agreement and in order to avoid a potentially lengthy and disruptive dispute with respect thereto, the parties hereby agree to the amendments and waivers set forth herein;

WHEREAS, Section 9.10 of the Merger Agreement provides that the Merger Agreement may be amended by an instrument in writing signed by each of the parties thereto;

WHEREAS, Section 9.11 of the Merger Agreement provides that any party to the Merger Agreement may (i) extend the time for the performance of any obligation or other act of any other party thereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained therein or in any document delivered pursuant thereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained therein by an instrument in writing signed by the party or parties to be bound thereby;

WHEREAS, each of Parent, Merger Sub and the Company desires to amend certain terms of the Merger Agreement as set forth this Amendment, waive or modify certain terms of the Merger Agreement and to make certain representations, warranties, covenants and agreements in connection with this Amendment;

WHEREAS, the Company Board has unanimously: (i) determined that the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement (in each case, as amended or modified by this Amendment) (collectively, the “Transactions”) are advisable, fair to, and in the best interests of, the Company and the holders of Company Shares; (ii) approved the Merger Agreement (as amended or modified by this Amendment) and the Transactions (including the Merger); and (iii) subject to the terms of the Merger Agreement (as amended or modified by this Amendment), resolved and agreed to recommend that holders of Company Shares adopt the Merger Agreement and approve the Merger (in each case, as amended or modified by this Amendment);

WHEREAS, the board of directors of Parent has unanimously adopted and declared advisable the Merger Agreement (as amended or modified by this Amendment) and the Transactions (including the Merger);

WHEREAS, the board of directors of Merger Sub has unanimously: (i) determined that the Merger Agreement (as amended or modified by this Amendment) and the Transactions (including the Merger) are advisable, fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub; (ii) approved the Merger Agreement (as amended or modified by this Amendment) and the Transactions (including the Merger); and (iii) subject to the terms hereof, resolved and agreed to recommend that the sole stockholder of Merger Sub adopt the Merger Agreement and approve the Merger (in each case, as amended or modified by this Amendment); and

WHEREAS, Parent, as the sole stockholder of Merger Sub, will promptly approve and adopt the Merger Agreement and the Merger (in each case, as amended or modified by this Amendment) following the execution of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

AGREEMENT

1. Amendment.

(a) Closing. Section 2.2 of the Merger Agreement is hereby amended such that the reference to “third (3rd) business day” therein shall be amended and replaced with a reference to “first (1st) business day”.

(b) Merger Consideration. Section 2.6(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Company Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash, without interest, equal to $63.75 (the “Merger Consideration”) payable to the holder of such Company Share, upon surrender, in the manner provided in Section 2.9. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be adjusted to the extent appropriate (taking into account any prior adjustments applicable pursuant to this Section 2.6(a)) for all purposes of this Article 2.”

(c) Adjournment of Stockholders Meeting. Section 6.2(f) of the Merger Agreement is hereby amended such that references to “ten (10) business days” therein shall be amended and replaced with references to “fifteen (15) business days”.

(d) Covenant Compliance Condition to the Obligations of Parent and Merger Sub to Effect the Merger. Section 7.2(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The Company shall not, from the Amendment Date until the Effective Time, have Willfully Breached in a manner that is material with respect to the Transactions, taken as a whole, the covenants or agreements of the Company under this Agreement to be performed or complied with by it as of such time. For the avoidance of doubt, only matters which are Willful Breaches of such covenants or agreements of the Company may be taken into account for purposes of determining whether the condition set forth in this Section 7.2(b) is satisfied or not.”

(e) Material Adverse Effect Condition to the Obligations of Parent and Merger Sub to Effect the Merger. Section 7.2(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Since the Amendment Date, no Material Adverse Effect has, solely due to an Effect first arising after the Amendment Date, occurred that is continuing.”

(f) Officer’s Certificate Condition to the Obligations of Parent and Merger Sub to Effect the Merger. Section 7.2(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The Company shall have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by a duly authorized executive of the Company to the effect that the conditions set forth in Section 7.2(b) (after giving effect to the waivers and consents set forth in Section 3 of the Amendment) and Section 7.2(c) shall have been satisfied.”

(g) Parent Termination. Section 8.1(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“By either Parent or Merger Sub, if there is a Willful Breach by the Company of its covenants herein, such that the conditions set forth in Section 7.2(b) would not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date the Company is notified in writing by Parent of such breach, Parent and Merger Sub may not terminate the Agreement pursuant to this Section 8.1(c) (x) prior to such date if the Company is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date; or”

(h) Effect of Termination. Section 8.2 of the Merger Agreement is hereby amended such that the reference to “willful and material breach” therein shall be amended and replaced with a reference to “Willful Breach”.

(i) General Interpretation. Section 9.9 of the Merger Agreement is hereby amended to add the following provision as a new subsection (k):

“(k) Each reference to “herein”, “hereof,” “hereunder,” “hereby,” “this Agreement” and similar references shall, from and after the date of the Amendment, refer to the Merger Agreement, as amended or modified by the Amendment. Each reference herein to “the date of the Amendment” or the “Amendment Date” shall refer to June 6, 2022 and each reference to the “date of this Agreement”, the “date hereof”, “concurrently with the execution and delivery of this Agreement” and similar references shall refer to March 20, 2022.”

(j) Defined Terms. Section 1.1 is hereby amended to add the following definition in alphabetical order in such section:

“Willful Breach” or “Willfully Breached” shall mean the intentional breach of a covenant or agreement by a party hereto with the actual knowledge that taking such action, or the failure to take such action, would be a breach of such covenant or agreement.

(k) Material Adverse Effect. The defined term “Material Adverse” is hereby amended to add the following subclauses in corresponding order in such defined term:

“(xv) the current conflict between the Russian Federation and Ukraine or any change, escalation or worsening thereof, (xvi) inflation or any changes in the rate of increase or decrease of inflation, and (xvii) any matter set forth in the Schedules attached to this Amendment, including any failure of Parent or Merger Sub to comply with its obligations therein”

(l) Parent Termination Fee. The defined term “Parent Termination Fee” is hereby amended and restated in its entirety to read as follows:

“Parent Termination Fee” shall mean an amount equal to $1,000,000,000.

(m) Schedule 5.1 of the Disclosure Schedule. Schedule 5.1 of the Disclosure Schedule is hereby amended and restated in its entirety to read as set forth in Schedule I hereto.

2. Representations and Warranties.

(a) Company. The Company hereby represents and warrants to Parent and Merger Sub as follows:

(i) Authority Relative to this Amendment.

(A) The Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement (as amended or modified by this Amendment) and to consummate the Transactions, subject only to adoption of the Merger Agreement (as amended or modified by this Amendment) by the Requisite Company Vote. Except for the Requisite Company Vote, the execution, delivery and performance of this Amendment by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger). This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent subject to applicable Enforceability Limitations.

(B) The Company Board, at a meeting duly called and held on June 6, 2022, unanimously (i) determined that the Merger Agreement (as amended or modified by this Amendment) and the Transactions (including the Merger), are advisable, fair to, and in the best interests of the Company and holders of Company Shares, (ii) approved the Merger Agreement (as amended or modified by this Amendment) and the Transactions (including the Merger), and (iii) subject to the terms hereof, resolved and agreed to recommend that the holders of Company Shares adopt the Merger Agreement and approve the Merger (in each case, as amended or modified by this Amendment).

(ii) Opinion of Financial Advisor. Prior to the execution of this Amendment, the Company Board received an opinion from (a) Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth in the written opinion of Goldman Sachs & Co. LLC, the Merger Consideration to be received by holders of Company Common Stock (other than Parent and its affiliates) pursuant to the Merger Agreement (as amended or modified by this Amendment) is fair, from a financial point of view, to such holders and (b) Qatalyst Partners LP to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions and conditions set forth therein, the Merger Consideration to be received by holders of Company Common Stock (other than Parent and its affiliates) pursuant to the Merger Agreement (as amended or modified by this Amendment) is fair, from a financial point of view, to such holders. The Company will deliver a written copy of each such opinion to Parent solely for informational purposes as soon as reasonably practicable following the Amendment Date (it being understood and agreed that each such opinion is for the benefit of the Company Board only).

(b) Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company as follows:

(i) Authority Relative to this Amendment. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement (as amended or modified by this Amendment) and to consummate the Transactions. The execution, delivery and performance of this Amendment by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Amendment or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent subject to applicable Enforceability Limitations.

(ii) Financing.

(A) Parent has delivered to the Company a true, accurate and complete copy of an executed equity commitment letter, dated as of March 20, 2022, as amended by that certain Amendment to Equity Commitment Letter, dated as of the Amendment Date, by and among Parent and Sponsor, including all exhibits, schedules, annexes and amendments thereto (the “Equity Commitment Letter”), pursuant to which, and subject to the terms and conditions of which, Sponsor has committed to provide the amounts set forth therein to Parent for the purpose of funding the Required Amount (such committed equity financing, the “Equity Financing”).

(B) (i) As of the Amendment Date, the Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect and (ii) the Equity Commitment Letter, in the form so delivered, constitutes a legal, valid and binding obligation of Parent or Merger Sub, as applicable, and Sponsor, enforceable against the parties thereto in accordance with its terms except as enforceability may be affected by applicable Enforceability Limitations. The Equity Commitment Letter is the only agreement relating to the Equity Financing as of Amendment Date. Other than as expressly set forth in the Equity Commitment Letter, there are no other agreements, side letters, or arrangements, conditions precedent or other contingencies relating to the Equity Commitment Letter that would reasonably be expected to impair the amount, availability or conditionality of the Equity Financing. The Equity Commitment Letter provides that the Company is an express third-party beneficiary of the Equity Commitment Letter in connection with Company’s exercise of its rights under Section 9.6 of the Merger Agreement.

(C) As of Amendment Date, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub, as applicable, under any term of the Equity Commitment Letter or, would (i) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect, (ii) result in any of the conditions in the Equity Commitment Letter not being satisfied or (iii) otherwise result in the Equity Financing not being available on the Closing Date. Assuming satisfaction of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement, as of the Amendment Date, each of Parent and Merger Sub has no reason to believe that any of the conditions in the Equity Commitment Letter will fail to be satisfied on a timely basis or that the full amount of the Equity Financing will not be available to be funded at the Effective Time.

(D) The aggregate proceeds from the Equity Financing constitute all of the financing required for the consummation of the Merger and the other Transactions, and are sufficient in amount for Parent or Merger Sub, as applicable, to pay the Merger Consideration payable for all Company Shares in connection with the Transaction, any other amounts required to be paid at Closing in connection with the consummation of the Transactions (including any and all payments with respect to Company Stock Options or Company RSUs payable under this Agreement at Closing) and, together with the Company’s cash on hand as of the Closing Date, all associated fees, costs and expenses in connection with the Merger and the other Transactions, including the Equity Financing, in each case, to the extent required to be paid on the Closing Date (collectively, the “Required Amount”). The only conditions precedent related to the obligations of Sponsor to fund the full amount of the Equity Financing are expressly set forth in the Equity Commitment Letter.

(iii) Limited Guaranty. Concurrently with the execution of this Amendment, Parent has delivered to the Company a true, accurate and complete copy of the executed limited guaranty, dated as of March 20, 2022, as amended by that certain Amendment to Limited Guaranty, dated as of the Amendment Date, from Sponsor in favor of the Company in respect of certain matters on the terms specified therein (the “Limited Guaranty”). As of the Amendment Date, the Limited Guaranty is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect. The Limited Guaranty, in the form so delivered, constitutes a legal, valid and binding obligation of Sponsor, enforceable against it in accordance with its terms except to the extent subject to applicable Enforceability Limitations. As of the Amendment Date, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Sponsor under any term or condition of the Limited Guaranty. Sponsor has, and at all times will have, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the Limited Guaranty as and when due.

3. Additional Agreements of Parent and Merger Sub.

(a) Waivers of Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. Parent and Merger Sub hereby unconditionally and irrevocably waive all of the conditions set forth in Section 7.2(a) of the Merger Agreement.

(b) Waivers of Parent and Merger Sub. Parent and Merger Sub hereby unconditionally and irrevocably waive, and consent to, any actions taken, or failure to take action, of the Company prior to the Amendment Date that may constitute an inaccuracy under, a breach or violation of or a failure to comply with the Merger Agreement, whether known or unknown, including without limitation the matters occurring prior to the Amendment Date set forth in Schedule II attached hereto; provided, further that such waiver shall also apply to those matters occurring after the Amendment Date as set forth therein.

(c) Additional Agreement of Parent and Merger Sub. Each of Parent and Merger Sub hereby agrees to use its respective reasonable best efforts to assist the Company to preserve and maintain the Company’s relationships with counterparties to any Contract, including any potential Contracts the Company may enter into, arising from the Company’s good faith requests for support in connection with any relationship that may be adversely impacted by the consummation of the Merger Agreement, including (i) providing information as is reasonably requested by the Company to address concerns raised by any third parties, including any customer or supplier or prospective customer or supplier, and (ii) consulting in good faith with the Company with respect to any such concerns. In addition, each of Parent and Merger Sub hereby agree to take the actions and other covenants and agreements set forth in Schedule III attached hereto.

4. Confirmation of Merger Agreement. Other than as expressly modified pursuant to this Amendment, all of the terms, covenants and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

5. Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

6. General Provisions. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as amended or modified by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALPINE PARENT, LLC

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	President and Treasurer

ALPINE MERGER SUB, INC.

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	President and Treasurer

ANAPLAN, INC.

By:	/s/ Frank A. Calderoni
Name:	Frank A. Calderoni
Title:	Chairman and Chief Executive Officer

Signature Page to Amendment to the Agreement and Plan of Merger

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

June 6, 2022

Board of Directors

Anaplan, Inc.

50 Hawthorne Street

San Francisco, CA 94105

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Alpine Parent, LLC (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Anaplan, Inc. (the “Company”) of the $63.75 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 20, 2022 (the “Original Agreement”), by and among Parent, Alpine Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company, as amended by the Amendment to the Agreement and Plan of Merger, dated as of June 6, 2022 (the “Amendment”; the Original Agreement, as amended by the Amendment, the “Agreement”), by and among Parent, Alpine Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties and Thoma Bravo, LP (“Thoma Bravo”), which is an affiliate of a significant equityholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have also provided certain financial advisory and/or underwriting services to Thoma Bravo and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner with respect to the initial public offering of McAfee Corp. (“McAfee”), a portfolio company of Thoma Bravo, of 42,550,000 shares of its Class A common stock in October 2020; as financial advisor to Thoma Bravo with respect to its acquisition of RealPage, Inc. in December 2020; as bookrunner with respect to the initial public offering by Thoma Bravo Advantage, an affiliate of Thoma Bravo, of 100,000,000 units in January 2021; as financial advisor to McAfee in the sale of certain assets of its enterprise business in March 2021; as financial advisor to Thoma Bravo LLC, an affiliate of Thoma Bravo, with respect to its acquisition of Proofpoint, Inc. in August 2021; as bookrunner with respect to a public offering of 23,000,000 shares of McAfee Class A common stock in September 2021; and as financial advisor to McAfee with respect to its sale in November 2021. We may also in the future provide financial advisory and/or underwriting services to

Board of Directors

Anaplan, Inc.

June 6, 2022

the Company, Parent, Thoma Bravo, and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Thoma Bravo and their respective affiliates from time to time and may have invested in limited partnership interests of affiliates of Thoma Bravo from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated October 10, 2018 relating to the Company’s initial public offering; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended January 31, 2022; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $63.75 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $63.75 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We also do not express any view on, and our opinion does not address, the $63.75 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement as compared to the consideration per Share that was to be paid to the holders (other

Board of Directors

Anaplan, Inc.

June 6, 2022

than Parent and its affiliates) of Shares pursuant to the Original Agreement, the legal rights of the parties under the Original Agreement, or the Company’s decision to enter into the Amendment and to supersede the terms and conditions of the Original Agreement by those of the Agreement. We are not expressing any opinion as to the prices at which the Shares will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $63.75 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Annex C

June 6, 2022

Board of Directors

Anaplan, Inc.

50 Hawthorne Street

San Francisco, CA 94105

Members of the Board:

We understand that Anaplan, Inc., a Delaware corporation (the “Company”), Alpine Parent, LLC, a Delaware limited liability company (“Parent”), and Alpine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 20, 2022 and plan to enter into an Amendment to the Agreement and Plan of Merger (the “Amendment” and the Merger Agreement, as amended by the Amendment, the “Amended Merger Agreement”) to be dated as of June 6, 2022. Pursuant to the Amended Merger Agreement, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) that is outstanding as of immediately prior to the effective time of the Merger, other than (a) Dissenting Company Shares (as such term is defined in the Amended Merger Agreement), (b) Company Shares (as such term is defined in the Amended Merger Agreement) held in the treasury of the Company or (c) Company Shares owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or Merger Sub, will be cancelled and converted into the right to receive cash in an amount equal to $63.75, without interest thereon (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Amended Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Amended Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement dated March 20, 2022, a draft of the Amendment dated June 6, 2022 (the “Draft Amendment”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed based on discussions with the management and Board of Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the terms of the Draft Amendment will not differ materially from the final executed Amendment, and that the Merger will be consummated in accordance with the terms set forth in the Amended Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates, other than delivering an opinion to the Board of Directors of the Company dated March 20, 2022 pursuant to this engagement, in connection with which we became entitled to be paid a fee for our services. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Amended Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Amended Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

Qatalyst Partners LP

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0000570960_1 R1.0.0.24 ANAPLAN, INC. 50 HAWTHORNE STREET SAN FRANCISCO, CA 94105 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PLAN2022SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote “FOR” Proposals 1, 2 and 3. For Against Abstain 1. To adopt the Merger Agreement and Plan of Merger, dated as of March 20, 2022, by and among Alpine Parent, LLC, Alpine Merger Sub, Inc., and Anaplan, Inc., as it may be amended from time to time. 2. To approve the adoption of any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. 3. To approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan, Inc. to its named executive officers in connection with the merger. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000570960_2 R1.0.0.24 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION Anaplan, Inc. Special Meeting of Stockholders This proxy is solicited by the Board of Directors The undersigned(s) hereby appoint(s) Frank Calderoni and Vikas Mehta, or either of them, as the true and lawful attorneys-infact, agents and proxies (each of them with full power of substitution) to represent the undersigned(s) and to vote at the Special Meeting of Stockholders of Anaplan, Inc., to be held on June 9, 2022, virtually at www.virtualshareholdermeeting.com/ PLAN2022SM at 8:00 am, Pacific Daylight time, and any and all adjournments, postponements or other delays thereof (the “Special Meeting”), in the manner directed, with respect to all shares of common stock of Anaplan, Inc. that the undersigned(s) is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the Special Meeting. This proxy is solicited by the Board of Directors of Anaplan, Inc. and will be voted as directed or, if no direction is indicated, will be voted “FOR” Proposals 1, 2 and 3. The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3. Continued and to be signed on reverse side